 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 __________________________________
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
  __________________________________

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Notice of 2022 Annual Meeting of Stockholders

Date & Time	Record Date	Location

June 10, 2022, 9:00 a.m. PT	April 14, 2022	www.virtualshareholdermeeting.com/APPF2022
To Our Stockholders:
Notice is hereby given that AppFolio, Inc. will hold its 2022 Annual Meeting of Stockholders (the "Annual Meeting") virtually on June 10, 2022, at 9:00 a.m. Pacific Daylight Time, via a live webcast, which can be accessed on the Internet by visiting www.virtualshareholdermeeting.com/APPF2022.
To access the Annual Meeting, you will need a 16-digit control number. The control number is provided on the Notice of Internet Availability of Proxy Materials you received in the mail, on your proxy card (if you requested to receive printed proxy materials), or through your broker or other nominee if you hold your shares in "street name."
Stockholders will be able to attend, vote and submit questions virtually during the Annual Meeting.
We are holding the Annual Meeting for the following purposes:

1	To elect three Class I directors to a three-year term to hold office until our 2025 annual meeting of stockholders, or until the date on which their successors are duly elected and qualified;
2	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
3	To approve, on a non-binding, advisory basis, the compensation of our named executive officers; and
4	To transact such other business as may properly be brought before the Annual Meeting, or any adjournment or postponement thereof.
Our Board of Directors (our "Board") recommends that you vote FOR the election of each of the director nominees; FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and FOR the advisory approval of the compensation of our named executive officers.
On or about April 28, 2022, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials (the "Notice") containing instructions for how to access this proxy statement relating to the Annual Meeting (this "Proxy Statement"), and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the "2021 Annual Report"). As described in the Notice, the Proxy Statement and 2021 Annual Report can be accessed by visiting www.proxyvote.com and using the control number located on the Notice. The Notice also provides instructions on how to vote your shares electronically at the Annual Meeting, by Internet or by telephone, as well as how to receive a paper copy of the Proxy Statement and 2021 Annual Report and vote your shares by mail using a proxy card.
Your interest in the Company and your vote are very important to us. It is important that all stockholders participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible.
Only owners of shares of our Class A Common Stock and Class B Common Stock at the close of business on April 14, 2022 (the "Record Date"), are entitled to notice of the Annual Meeting. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting.
On behalf of the Company and our Board, I would like to express our appreciation for your ongoing interest in AppFolio.
By Order of our Board,

Jason Randall
President and Chief Executive Officer
Santa Barbara, California
April 28, 2022

General Information

Date & Time	Record Date	Location

June 10, 2022, 9:00 a.m. PT	April 14, 2022	www.virtualshareholdermeeting.com/APPF2022
Our Board is soliciting proxies for the Annual Meeting, and any adjournment or postponement thereof. The Annual Meeting is being held virtually for the purposes described in this Proxy Statement and the accompanying Notice.
In this Proxy Statement, the terms the "Company," “AppFolio,” “we,” “us,” and “our” refer to AppFolio, Inc. and our subsidiaries.
Please carefully review the following, which is intended to provide general information about the Annual Meeting, including the date and time of the Annual Meeting, the quorum requirement, the proposals to be voted upon, the methods available for voting your shares, and the votes required to adopt the proposals. This information is also intended to provide you with the specific information that is required to be provided under the rules and regulations of the United States Securities and Exchange Commission (the "SEC").
If you have questions about the information provided, or would like to request additional information about the Annual Meeting or the proposals to be voted upon, please see the information under the heading “Request for Additional Information” below.
Virtual Meeting
The Annual Meeting will be held virtually via a live webcast, which can be accessed on the Internet by visiting www.virtualshareholdermeeting.com/APPF2022.
To access the Annual Meeting, you will need a 16-digit control number. The control number is provided on the Notice you received in the mail, on your proxy card (if you requested to receive printed proxy materials), or through your broker or other nominee if you hold your shares in "street name."
Stockholders will be able to attend, vote and submit questions virtually during the Annual Meeting.
Quorum Requirement
A quorum exists when at least a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote as of the Record Date is present virtually or represented by proxy at the Annual Meeting.
Shares Outstanding and Entitled to Vote at the Annual Meeting
20,062,484 shares of Class A Common Stock and 14,836,256 shares of Class B Common Stock outstanding as of the Record Date.
Notice of Internet Availability of Proxy Materials
In accordance with SEC rules and regulations, we have elected to furnish our proxy materials, including this Proxy Statement and our 2021 Annual Report, primarily via the Internet. Accordingly, on or about April 28, 2022, we mailed to our stockholders the Notice, which contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals to be voted upon at the Annual Meeting, and how to request paper copies of this Proxy Statement and the 2021 Annual Report. Stockholders may request to receive all future proxy materials from us in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting.

1	2022 Proxy Statement

General Information
Proposals to be Voted Upon

Proposal		Board Vote Recommendation	Page Reference

1	To elect three Class I directors, Andreas von Blottnitz, Agnes Bundy Scanlan, and Janet Kerr, to a three-year term to hold office until our 2025 annual meeting of stockholders, or until the date on which their successors are duly elected and qualified.	FOR	5
2	To ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	FOR	10
3	To approve, on a non-binding, advisory basis, the compensation of our named executive officers.	FOR	12
Voting our Common Stock
Each share of our Class A Common Stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting. Each share of our Class B Common Stock outstanding on the Record Date is entitled to ten votes on any proposal presented at the Annual Meeting.
Votes Required to Adopt Proposals

Proposal 1: Class I directors will be elected by a plurality of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. This means that the director nominees for Class I director who receive the most FOR votes will be elected as directors.

Proposal 2: The ratification of the appointment of PwC requires the affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

Proposal 3: The approval, on a non-binding, advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

Definitions of Stockholder of Record and Beneficial Owner
You are considered to be a stockholder of record if your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company LLC, on the record date.
If, however, your shares are held in a brokerage account or by a bank, broker or other nominee, and not in your name, you are considered to be the "beneficial owner" of shares held in "street name."
Voting Methods - Stockholder of Record
If you are a stockholder of record, you can vote your shares using any of the following methods:

By Internet	By Toll-free Telephone	By Mail	By Webcast

at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on June 9, 2022 (please have the Notice in hand when you visit the website);	at 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 9, 2022 (please have the Notice in hand when you call);	If you requested a paper copy of this Proxy Statement, by completing and mailing the proxy card provided with this Proxy Statement in the postage-paid envelope we have provided, or return it to Vote Processing c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717; or	Electronically via live webcast at the Annual Meeting.
Voting Methods - Beneficial Owner
If you are the beneficial owner of shares held in “street name” through a broker, trustee or other nominee, please follow the voting instructions provided to you by that nominee in order to vote your shares.

2	2022 Proxy Statement

General Information
Revoking Your Proxy
If you are a stockholder of record, you may revoke your proxy by (i) voting again using the Internet or telephone before the cutoff time (your latest Internet or telephone proxy is the one that will be counted), (ii) attending the Annual Meeting and voting electronically via live webcast, or (iii) sending a written notice that you are revoking your proxy to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Legal Officer, and/or by sending an email to stockholdervoting@appfolio.com. If you send a written notice of revocation, please make sure to do so with enough time for it to arrive by mail prior to the Annual Meeting.
If you are a beneficial owner, please follow the instructions provided to you by your broker, trustee or other nominee in order to revoke your proxy.
Broker Non-Votes
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, trustee or other nominee holding the shares as to how to vote on matters that are deemed to be “non-routine” under applicable rules. Generally speaking, the beneficial owner of the shares is entitled to give voting instructions to the broker, trustee or other nominee holding the shares, and the nominee will vote those shares in accordance with the instructions. If the beneficial owner does not provide voting instructions, the broker, trustee or other nominee can still vote the shares with respect to matters that are considered to be “routine,” but cannot vote the shares with respect to matters that are considered “non-routine.” In the event that a broker, trustee or other nominee votes shares on the “routine” matters, but is not provided with voting instructions with respect to the “non-routine” matters, those shares will be treated as broker non-votes with respect to the “non-routine” matters.

Proposal 1 is considered to be a "non-routine" matter under applicable rules. Accordingly, any shares held in "street name" through a broker, trustee or other nominee will not be voted on Proposal 1 unless the beneficial owner affirmatively provides the nominee instructions for how to vote.

Proposal 2 is considered to be a "routine" matter under applicable rules. Accordingly, any shares held in "street name" through a broker, trustee or other nominee may be voted by the nominee on Proposal 2 even if the beneficial owner does not provide the nominee with instructions for how to vote.

Proposal 3 is considered to be a "non-routine" matter under applicable rules. Accordingly, any shares held in "street name" through a broker, trustee or other nominee will not be voted on Proposal 3 unless the beneficial owner affirmatively provides the nominee instructions for how to vote.

If you are the beneficial owner of shares held in "street name" through a broker, trustee or other nominee, please be sure to instruct your nominee regarding how to vote your shares to ensure that your vote is counted with respect to each of the proposals.
Effect of Broker Non-Votes
Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be treated as shares present and entitled to vote on any proposal.

Broker non-votes will not affect the outcome of the vote on Proposal 1 since the proposal will be determined by a plurality of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the election of directors at the Annual Meeting.
Proposal 2 is considered a “routine" matter under applicable rules. Accordingly, a broker, trustee or other nominee may generally vote on routine matters without instruction, and therefore broker non-votes are not expected to result in connection with this proposal.

Broker non-votes will not affect the outcome of the vote on Proposal 3 since the proposal will be determined by the affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting.
Effect of Abstentions
An abstention represents a stockholder’s affirmative election to decline to vote on a proposal. If a stockholder of record indicates an intention to abstain from voting its shares, or if a broker, trustee or other nominee holding shares in "street name" causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum. Because the outcome of Proposal 1 will be determined by a plurality of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the election of directors at the Annual Meeting, abstentions will have no impact on the outcome of this proposal. Because the outcome of Proposals 2 and 3 will be determined by the affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting, abstentions will be counted as a vote against Proposals 2 and 3.

3	2022 Proxy Statement

General Information
Submission of Questions
This year’s stockholders question and answer session will include questions submitted live during the Annual Meeting. An online pre-meeting forum will be available to our stockholders at www.proxyvote.com prior to the date of the Annual Meeting. By accessing this online forum, our stockholders will be able to vote, view the Annual Meeting procedures, and obtain copies of proxy materials and our 2021 Annual Report.
As part of the Annual Meeting, we will hold a live question and answer session during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting procedures that are pertinent to the Company and the meeting matters, as time permits. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/APPF2022. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.
Technical Assistance
We encourage you to access the Annual Meeting before it begins. Online check-in will start shortly before the meeting on June 10, 2022. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log in page.
Voting Instructions
If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions, but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of each of the director nominees; FOR the ratification of the appointment of PwC as our independent registered public accounting firm; and FOR the advisory approval of the compensation of our named executive officers.
Discretion of Proxies
Our Board does not presently know of any other business, other than that described in this Proxy Statement, that will be presented for consideration by our stockholders at the Annual Meeting. However, if any other business is properly brought before the Annual Meeting, it is intended that the shares of our Class A Common Stock and Class B Common Stock represented by proxies will be voted in respect thereof in accordance with the judgment of the persons named as proxies.
Proxy Solicitation Costs
We are paying for the distribution of the proxy materials and the solicitation of proxies in connection with the Annual Meeting. As part of this process, we expect to reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation of this Proxy Statement, preparing and mailing the Notice, printing and mailing this Proxy Statement (to the extent requested by stockholders) and tabulating proxies. Our directors, officers and employees may solicit proxies on our behalf, including in person, or by telephone, email or facsimile, but they will not receive additional compensation for providing those services.
Voting Results
In accordance with SEC rules, final voting results for the proposals to be voted upon at the Annual Meeting will be published in a Current Report on Form 8-K within four business days following the Annual Meeting, unless final results are not known at that time, in which case preliminary voting results will be published within four business days of the Annual Meeting and final voting results will be published once they are known by us.
Request for Additional Information
If you have additional questions about this Proxy Statement or the Annual Meeting, please contact: AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Legal Officer, and/or send an email to stockholdervoting@appfolio.com.

4	2022 Proxy Statement

Proposal One:
Election of Directors
Board Structure
The number of our directors is fixed by our Board, subject to the terms of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as each document may be amended (our "Governing Documents"). We have a classified Board consisting of three classes of directors, each serving staggered three-year terms. Our directors are divided among the three classes as follows:

Class I consists of Andreas von Blottnitz, Agnes Bundy Scanlan, and Janet Kerr, whose terms will expire at our Annual Meeting;
Class II consists of Klaus Schauser and Alex Wolf, whose terms will expire at our annual meeting of stockholders to be held in 2023; and
Class III consists of Timothy Bliss, Jason Randall and Winifred Webb, whose terms will expire at our annual meeting of stockholders to be held in 2024.
Directors in a particular class will be elected for a three-year term at the annual meeting of stockholders in the year in which the term of that class expires. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. Any newly created directorships resulting from an increase in the number of directors or a vacancy may be filled by a majority vote of the directors then in office.
Directors may only be removed for cause by the affirmative vote of a majority of the combined voting power of the then outstanding shares of our Class A Common Stock and Class B Common Stock entitled to vote on the election of directors. Because only approximately one-third of our directors will be elected at each annual meeting of stockholders, two consecutive annual meetings could be required for stockholders to change a majority of the members of our Board.
At the Annual Meeting, our stockholders are being asked to vote for Mr. von Blottnitz and Mses. Bundy Scanlan and Kerr, the three Class I director nominees listed above, to serve a three-year term on our Board until our annual meeting of stockholders to be held in 2025 and until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal. Each of these director nominees is a current member of our Board, and their respective terms expire at the Annual Meeting. Each of these director nominees has consented to serve if elected.
Director Nominees and Continuing Directors
The following table sets forth certain summary information concerning our director nominees and continuing directors as of April 28, 2022:

Name	Class	Age	Position	Director Since	Current Term Expires
Nominees:
Andreas von Blottnitz(1)(2)(3)	I	56	Chairperson of the Board of Directors and Chairperson of the Compensation Committee	2007	2022
Agnes Bundy Scanlan(1)(2)	I	64	Chairperson of the Risk and Compliance Oversight Committee	2020	2022
Janet Kerr(1)(2)(3)(4)	I	67	Chairperson of the Nominating and Corporate Governance Committee	2015	2022
Continuing Directors:
Klaus Schauser	II	59	Founder and Director	2007	2023
Alex Wolf(3)	II	33	Director	2022	2023
Timothy Bliss(4)	III	69	Director	2008	2024
Jason Randall	III	49	President, Chief Executive Officer and Director	2017	2024
Winifred Webb(1)(2)(4)	III	64	Chairperson of the Audit Committee	2019	2024
(1)Serves as a member of our Audit Committee.

5	2022 Proxy Statement

Proposal One: Election of Directors
(2)Serves as a member of our Risk and Compliance Oversight Committee.
(3)Serves as a member of our Compensation Committee.
(4)Serves as a member of our Nominating and Corporate Governance Committee.

The biographies of each of the director nominees and continuing directors below contain information regarding each such person’s (i) service as a director, (ii) relevant business experience, and (iii) public company director positions held currently or at any time during the last five years. The information provided below also addresses the specific experiences, qualifications, attributes or skills that each director nominee or continuing director possesses that caused our Board to determine that the person should serve as a director.
In addition to the information presented below regarding each director nominees' and continuing directors' specific experience, qualifications, attributes and skills, we believe each of our directors has a reputation for integrity, honesty and adherence to high ethical standards, and has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to serve AppFolio, our stockholders, and our Board. Although the Board does not have a specific diversity policy, we believe that the diversity in professional experience, race, ethnicity, gender, age, education, cultural background and personal background among our directors and the differing experiences and viewpoints stemming therefrom enhance the overall performance of our Board and position us for success, including in understanding opportunities, anticipating challenges and assessing risks. The Board demographic tables and matrix below provide certain highlights of the composition of our Board members and nominees.
Board Demographics

Board Diversity Matrix (as of April 28, 2022)
Total Number of Directors	8
Gender Identity	Female	Male	Non-Binary	Gender Undisclosed
Directors	3	5	—	—
Demographic Background
African American or Black	1	—	—	—
White	2	5	—	—

6	2022 Proxy Statement

Proposal One: Election of Directors
Director Nominees: Nominees for Election at the Annual Meeting for a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders (Class I Directors)

Andreas von Blottnitz has served as a member of our Board since 2007. Mr. von Blottnitz is a former venture partner of BV Capital Management, LLC, which he joined in 2005. From 1999 to 2004, he served as the Chief Executive Officer of ExpertCity, Inc., which was acquired by Citrix Online and later merged into GoTo. He currently serves on the Board of Directors of a number of private companies. He received a B.A. in Business Sciences from Wirtschaftsakademie in Hamburg, Germany.
We believe Mr. von Blottnitz’s background as a director and officer of multiple companies in the technology industry, his extensive investing experience, and his leadership and strategic planning skills qualify him to serve on our Board.

Andreas von Blottnitz

Age: 56 Director Since: 2007 Class: I

Agnes Bundy Scanlan has served as a member of our Board since 2020. Ms. Bundy Scanlan is the President of The Cambridge Group LLC, a strategy and risk management advisory firm. Prior to that, she was senior advisor for Treliant, where she counseled financial services firms on various challenges, including strategy, governance, regulatory, compliance, and risk management matters. From 2015 to 2017, she served as the Northeast Regional Director of Supervision Examinations for the Consumer Financial Protection Bureau. Previously, she also served as Chief Regulatory Officer, Chief Compliance Officer, Chief Privacy Officer, Regulatory Relations Executive, and Director of Corporate Community Development for, and as legal counsel to, a number of banks and financial services firms, and as legal counsel to the United States Senate Budget Committee. She currently serves on the Board of Directors of Truist Financial Corporation (NYSE: TFC) and R1 RCM Inc. (NASDAQ: RCM). Ms. Bundy Scanlan holds a J.D. from Georgetown University Law Center and several Bar memberships, and has earned the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon, the Certificate from the University of Cambridge program in Disruptive Technologies and the Certificate in Artificial Intelligence from MIT.
We believe Ms. Bundy Scanlan's extensive risk management, regulatory, compliance, legal, executive management, and government affairs experience, together with her serving as a director of other public companies, qualify her to serve on our Board.

Agnes Bundy Scanlan

Age: 64 Director Since: 2020 Class: I

Janet Kerr has served as a member of our Board since 2015. Ms. Kerr is the Vice Chancellor of Pepperdine University and Professor Emeritus, founder and Executive Director of the Geoffrey H. Palmer Center for Entrepreneurship and the Law at Pepperdine University School of Law and Laure Sudreau Chair Emeritus. She is a well-known author in the areas of securities, corporate law and corporate governance, having published several articles and a book on the subjects. Ms. Kerr has founded or co-founded several technology companies, including X-Labs and a data analytics company acquired by Bloomberg. She currently serves on the Board of Directors of La-Z-Boy, Inc. (NYSE: LZB) and Tilly’s, Inc. (NYSE: TLYS). Since 2004, Ms. Kerr has served on several other public company boards including Carl’s Jr./Hardee’s, TSI, Inc., and Fidelity National Financial. She is currently a member of the National Association of Corporate Directors and has earned the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon, the Certificate from the University of Cambridge program in Disruptive Technologies, and the Certificate in Artificial Intelligence from MIT.
We believe Ms. Kerr’s extensive corporate governance experience, together with her experience serving as a director of other public companies, qualify her to serve on our Board.

Janet Kerr

Age: 67 Director Since: 2015 Class: I

7	2022 Proxy Statement

Proposal One: Election of Directors
Continuing Directors: Continuing in Office with a Term Expiring at the 2023 Annual Meeting of Stockholders (Class II Directors)

Klaus Schauser has served as a member of our Board since 2007. Mr. Schauser co-founded AppFolio and previously served as our Chief Strategist. Mr. Schauser was a co-founder and, from 1999 to 2005, the Chief Technology Officer of ExpertCity, Inc., which was acquired by Citrix Online and later merged into GoTo. He has also served as a Professor of Computer Science at the University of California, Santa Barbara. He holds a Ph.D. in Computer Science from the University of California, Berkeley.
We believe Mr. Schauser’s background as the founder of two cloud-based solution providers, as well as his deep industry and technology experience, qualify him to serve on our Board.

Klaus Schauser

Age: 59 Director Since: 2007 Class: II

Alex Wolf has served as a member of our Board since 2022. Mr. Wolf is a partner of Investment Group of Santa Barbara ("IGSB"), a position he has held since 2015. He currently serves on the board of directors of several privately held software companies. Prior to joining IGSB, Mr. Wolf served in finance and investment roles at The Carlyle Group and Blackstone. He earned a B.A. from Yale University and an M.B.A. from Stanford Graduate School of Business.
We believe Mr. Wolf's experience working with technology companies in various industries and in different stages of the corporate lifecycle, along with his experience in finance and investing, qualify him to serve on our Board.

Alex Wolf

Age: 33 Director Since: 2022 Class: II
Continuing Directors: Continuing in Office with a Term Expiring at the 2024 Annual Meeting of Stockholders (Class III Directors)

Timothy Bliss has served as a member of our Board since 2008. He has been a partner of IGSB for over 40 years. Mr. Bliss received a B.A. from Harvard College and an M.B.A. from the Stanford Graduate School of Business.
We believe Mr. Bliss’ 14 years of experience with AppFolio and his long history of investing in and building technology companies qualify him to serve on our Board.

Timothy Bliss

Age: 69 Director Since: 2008 Class: III

Jason Randall has served as AppFolio's President and Chief Executive Officer and as a member of our Board since 2017. Mr. Randall has been a member of the AppFolio leadership team since 2009, serving in various executive-level product and strategy positions, including Senior Vice President of AppFolio Property Manager. Mr. Randall has served in various leadership and product development capacities at other SaaS companies, including Citrix Online (merged with GoTo). He received a B.S. in Environmental Studies from the University of California, Santa Barbara.
We believe Mr. Randall's 14 years of experience serving in leadership positions within AppFolio, his considerable experience in the software industry, his significant contributions to our success, and his extensive leadership and strategic planning skills qualify him to serve on our Board.

Jason Randall

Age: 49 Director Since: 2017 Class: III

8	2022 Proxy Statement

Proposal One: Election of Directors

Winifred Webb has served as a member of our Board since 2019. Ms. Webb is the founder of Kestrel Corporate Advisors, which she started in 2013. Prior to that, Ms. Webb was Managing Director at Tennenbaum Capital Partners and, before that, a member of the senior executive team at Ticketmaster Entertainment, Inc. Prior to joining Ticketmaster, Ms. Webb served for 20 years with The Walt Disney Company in various senior positions, including as corporate Senior Vice President of Investor Relations and Shareholder Services, and in governance outreach, corporate treasury, and as Executive Director of The Walt Disney Company Foundation. Before Disney, she held roles in investment banking. Ms. Webb is a National Association of Corporate Directors Board Leadership Fellow. She currently serves on the Board of Directors of ABM Industries Incorporated (NYSE: ABM) and Wynn Resorts, Limited (NASDAQ: WYNN), and on the Board of Trustees of American Homes 4 Rent (NYSE: AMH). Ms. Webb has served on several other public company boards including TiVo, 9Spokes International, and Jack in the Box. Ms. Webb received her M.B.A. from Harvard University and her B.A. (with honors) from Smith College. In addition, she has earned the CERT Certificate in Cybersecurity Oversight from Carnegie Mellon.
We believe Ms. Webb's extensive experience as a senior finance and investor relations executive, her involvement in real estate-related and digital companies, and her service as a public company director qualify her to serve on our Board.

Winifred Webb

Age: 64 Director Since: 2019 Class: III
Election of Director Nominees
Directors will be elected by a plurality of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. This means that the director nominees for Class I director who receive the most FOR votes will be elected as directors. Broker non-votes and abstentions will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received FOR the election of each of the director nominees. If any director nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute director nominee chosen by our Board. In the alternative, the proxies may vote only for any remaining director nominees, leaving one or more vacancies on our Board.
Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

9	2022 Proxy Statement

Proposal Two:
Ratification of the Appointment of Our Independent Registered Public Accounting Firm
Our Audit Committee has appointed PwC as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2022. PwC has served as our independent registered public accounting firm since 2011.
Our Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the firm and us and any disclosed relationships or services that may impact the objectivity and independence of the firm, as well as the firm’s performance. As a matter of good corporate governance, our Board is submitting the appointment of PwC to our stockholders for ratification.
We expect a representative of PwC will attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders present virtually at the Annual Meeting.
Fees Paid to the Independent Registered Public Accounting Firm
The following table sets forth the fees billed or expected to be billed by PwC for audit, audit-related, tax and all other services rendered for 2021 and 2020 (in thousands):

	2021	2020
Audit Fees	$1,830	$1,911
Audit-Related Fees	—	—
Tax Fees	118	38
All Other Fees	1	1
Total	$1,949	$1,950
Audit Fees. Represent fees billed or expected to be billed for professional services provided in connection with the audits of our annual financial statements and internal control over financial reporting associated with compliance with Section 404(b) of the Sarbanes-Oxley Act, reviews of our quarterly financial statements, and consultations on accounting matters directly related to the audit of our annual financial statements.
Audit-Related Fees. There were no fees billed by PwC for professional services under "Audit-Related Fees."
Tax Fees. Represents fees billed for tax studies and tax compliance services.
All Other Fees. Represents license fees for accounting research software.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
We have adopted a policy under which our Audit Committee must pre-approve all audit and permissible non-audit services to be provided by our independent registered public accounting firm. As part of this review, our Audit Committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board, or PCAOB. Our Audit Committee has pre-approved all services preformed since the pre-approval policy was adopted.
In addition, in the event time constraints require pre-approval prior to our Audit Committee's next scheduled meeting, our Audit Committee has authorized its Chairperson to pre-approve services. Engagements pre-approved by the Chairperson of our Audit Committee are to be reported to the Audit Committee at its next scheduled meeting.
Ratification of the Appointment of PwC
The affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the appointment of PwC. Abstentions will have the same effect as a vote against the proposal. Broker non-votes are not expected to result in connection with this proposal.

10	2022 Proxy Statement

Proposal Two: Ratification of the Appointment of Our Independent Registered Public Accounting Firm
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received FOR the ratification of the appointment of PwC.
If our stockholders fail to ratify the appointment of PwC, our Audit Committee will reconsider whether to retain the firm. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.
Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

11	2022 Proxy Statement

Proposal Three:
Advisory Vote On Named Executive Officer Compensation
Background
We are providing our stockholders with the opportunity to cast a non-binding, advisory vote on named executive officer compensation, also known as a "say on pay" advisory vote, as described below. The Board recommended, and the stockholders approved at our 2019 annual meeting of stockholders, that such advisory vote would be conducted once every year.
The primary objective of our executive compensation program is to provide a total compensation package designed to attract, motivate, and retain executive officers with the skills, energy, and commitment required to achieve our short-term and long-term strategic objectives, which we believe will positively impact long-term value. As described in this Proxy Statement, we seek to reward achievement through performance-based compensation in the form of our Short-Term Cash Incentive Plan, and Long-Term Equity Incentive Plan, which we balance with certain guaranteed elements of compensation, including base salary and employee benefits. Our executive compensation program promotes strong alignment between the interests of our executives with those of our stockholders by tying a significant portion of compensation to the achievement of key short-term and long-term strategic objectives. Overall, we seek to ensure that the total compensation opportunity available to our executive officers is appropriate for each executive given their respective scope of responsibilities and ability to impact our results.
For additional information about our named executive officer compensation program, please refer to the section titled "Compensation Discussion and Analysis" and the related compensation tables and footnotes.
Proposal
In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote "FOR" the approval of the following resolution at the Annual Meeting:
"RESOLVED, that our stockholders approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K and as described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative discussion in this Proxy Statement for our 2022 Annual Meeting of Stockholders."
Effect of Proposal
The resolution above is non-binding. The approval or disapproval of this proposal by stockholders will not require our Board or our Compensation Committee to take any action regarding our named executive officer compensation practices. The final decision on the compensation and benefits of our named executive officers and on whether, and if so, how, to address stockholder disapproval remains with our Board and our Compensation Committee. Our Board, however, values the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, our Board and our Compensation Committee will carefully consider the outcome of the advisory vote and stockholder opinions received from other communications when making future named executive officer compensation decisions.
Approval of Proposal
The affirmative vote of a majority of the combined voting power of the outstanding shares of our Class A Common Stock and Class B Common Stock present virtually or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to approve, on a non-binding, advisory basis, the compensation of our named executive officers. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not affect the outcome of the vote on this proposal.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received FOR the advisory approval of the compensation of our named executive officers.
Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY APPROVAL OF THE NAMED EXECUTIVE OFFICER COMPENSATION.

12	2022 Proxy Statement

Directors and Corporate Governance
Director Independence
Our Board has undertaken a review of the independence of each of our continuing directors and director nominees and has affirmatively determined that Messrs. Bliss, von Blottnitz and Wolf, and Mses. Bundy Scanlan, Kerr and Webb, do not have relationships that would interfere with their exercise of independent judgment in carrying out the responsibilities of a director, and that each of Messrs. Bliss, von Blottnitz and Wolf, and Mses. Bundy Scanlan, Kerr and Webb meets the definition of “independent director” under the applicable NASDAQ listing standards. In making these determinations, our Board considered the current and prior relationships that each continuing director and director nominee has with the Company and all other facts and circumstances our Board deemed relevant. Messrs. Randall and Schauser do not meet the definition of “independent director” as Mr. Randall is a current executive officer of the Company and Mr. Schauser was an executive officer of the Company through May 2020.
Board Leadership Structure
The positions of Chairperson of our Board and Chief Executive Officer are presently separated. We believe separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairperson of our Board to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Governing Documents and corporate governance guidelines do not require that the Chairperson of our Board and Chief Executive Officer positions be separate; however, our Board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.
Recent Board Composition Changes
On January 12, 2022, William Rauth notified the Board of his decision to resign from his position as a member of the Board, effective January 13, 2022. In connection with his resignation from the Board, Mr. Rauth also resigned from the Compensation Committee of the Board. On January 13, 2022, the Board unanimously elected Alex Wolf to serve as a Class II director, filling the vacancy caused by Mr. Rauth's resignation, and appointed Mr. Wolf as a member of the Compensation Committee of the Board. Mr. von Blottnitz succeeded Mr. Rauth as Chairperson of the Compensation Committee.
Board Role in Risk Oversight
Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including financial, strategic, operational, legal and regulatory, information technology, cybersecurity and reputational risks. Our Audit Committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting as well as implementing our related party transaction policy. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, including whether our compensation policies and programs have the potential to encourage excessive risk taking. Our Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance practices and policies, including assessing the independence of our Board. Our Risk and Compliance Oversight Committee is responsible for overseeing management's Enterprise Risk Management Program, which includes key risk identification, assessment and management, as well as its compliance with applicable rules and regulations. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through discussions from committee members about such risks. Our Board believes its leadership structure is consistent with and supports the administration of its risk oversight function.
Meetings of the Board of Directors
During 2021, our Board held 13 meetings and acted by written consent three times. Each director attended at least 75% of the total number of meetings of our Board held during the period such director served and at least 75% of the total number of meetings held by any of the committees of our Board on which such director served during such period.
Although we do not have a formal policy requiring our directors to attend our annual meetings of stockholders, our directors are encouraged to attend these meetings. All directors, who were active at the time, attended our 2021 annual meeting of stockholders.
Executive Sessions
In accordance with the applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

13	2022 Proxy Statement

Directors and Corporate Governance
Committees of our Board
Our Board has established four permanent committees: our Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee; and Risk and Compliance Oversight Committee. Our Board has adopted written charters for each of these committees, all of which satisfy the applicable NASDAQ listing standards and are available on our website at http://ir.appfolioinc.com. The information included on or accessed through our website does not constitute part of this Proxy Statement and shall not be deemed to be “soliciting material” for purposes of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). You should not consider such information in determining how to vote your shares. References in this Proxy Statement to our website addresses are inactive textual references only.
The composition and responsibilities of each of our permanent committees are described below:

Audit Committee
Independence:
Each of the members has been determined to satisfy the independence and financial literacy requirements under applicable SEC rules and regulations and applicable NASDAQ listing standards.
Financial Expertise:
Our Board has affirmatively determined that Ms. Webb is an “Audit Committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act.
Our Audit Committee is responsible for, among other things, the oversight of:
▪our accounting and financial reporting processes, including preparation of financial statements and other financial information provided by us to our stockholders and others;
▪the auditing, accounting, and financial reporting processes and systems of internal control that are conducted by our independent auditor, our internal audit function (to the extent that the Company has such function) and our financial and senior management;
▪the qualifications, independence and performance of our independent auditor; and
▪public disclosure and SEC filing requirements.

Meetings in 2021: 5 Members: Winifred Webb (Chair) Andreas von Blottnitz Agnes Bundy Scanlan Janet Kerr

Compensation Committee
Independence:
Each of the members has been determined to be an independent director under applicable SEC rules and regulations and applicable NASDAQ listing standards.
Each member of our Compensation Committee is also a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined by Section 162(m) of the Internal Revenue Code, or the Code.
Chair Transition:
Mr. Rauth served as Chairperson of our Compensation Committee during 2021. Mr. von Blottnitz succeeded Mr. Rauth as Chairperson effective January 13, 2022 in connection with Mr. Rauth's resignation from our Board.
Our Compensation Committee is responsible for, among other things:
▪developing and reviewing the compensation programs and strategy applicable to our directors and senior executives, and overseeing our overall compensation philosophy;
▪recommending to our Board for approval each component of compensation paid to our directors and senior executives;
▪administering our cash and equity-based compensation plans applicable to all of our directors, senior executives and employees in accordance with the terms of our Compensation Committee’s charter; and
▪reviewing and discussing with management the disclosures regarding executive officer and director compensation to be included in our public filings, including our annual proxy statement.

Meetings in 2021: 17 Members: Andreas von Blottnitz (Chair) Janet Kerr Alex Wolf

14	2022 Proxy Statement

Directors and Corporate Governance

Nominating and Corporate Governance Committee
Independence:
Each of the members has been determined to be an independent director under applicable NASDAQ listing standards.
Our Nominating and Corporate Governance Committee is responsible for, among other things:
▪assisting our Board in identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board;
▪recommending to the Board director nominees for each committee of the Board;
▪developing and recommending to our Board such corporate governance guidelines and procedures as the committee determines is appropriate from time to time;
▪generally overseeing the Company's Environmental, Social and Governance activities;
▪overseeing the evaluation of our Board and of each committee of our Board; and
▪conducting and/or advising on Board education.

Meetings in 2021: 5 Members: Janet Kerr (Chair) Timothy Bliss Winifred Webb

Risk and Compliance Oversight Committee
Independence:
Each of the members has been determined to be an independent director under applicable NASDAQ listing standards.
Our Risk and Compliance Oversight Committee is responsible for, among other things:
▪reviewing, understanding and monitoring the Company's applicable risk management and legal compliance frameworks (the "frameworks");
▪monitoring the performance of management with respect to adhering to the frameworks;
▪reviewing the means by which the Company monitors compliance with applicable legal and regulatory requirements and the Company's material legal and regulatory compliance risk exposures and the steps taken by management to monitor or mitigate such exposures;
▪reviewing the Company's privacy program and material privacy and data use risk exposures and the steps taken by the Company to monitor or mitigate such exposures;
▪reviewing the Company's cybersecurity program and cybersecurity risk exposures and the steps taken by the Company to monitor or mitigate such exposures; and
▪helping to set the tone and develop a culture within the Company regarding the importance and value of risk management and legal compliance.

Meetings in 2021: 5 Members: Agnes Bundy Scanlan (Chair) Andreas von Blottnitz Janet Kerr Winifred Webb
In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Members will serve on these committees until their resignation or until otherwise determined by our Board.
Stockholder Nomination of Directors
Stockholders may submit recommendations for director candidates to our Nominating and Corporate Governance Committee by sending the name and qualifications of the candidate(s) to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Legal Officer, and/or by email to stockholdervoting@appfolio.com. Our Chief Legal Officer will forward all recommendations to our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee will review and consider any director candidate(s) recommended by our stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors, management, or any other party, so long as such directors have been nominated in accordance with the procedures set forth in our Governing Documents. We did not receive any director candidate recommendations from our stockholders in anticipation of the Annual Meeting. See the section titled “Additional Information - Procedures for Submitting Stockholder Proposals” for additional information.

15	2022 Proxy Statement

Directors and Corporate Governance
Director Qualifications
Our Nominating and Corporate Governance Committee consults with other members of our Board and management in identifying and evaluating candidates for director. Our Nominating and Corporate Governance Committee and our Board believe candidates for director should have certain minimum qualifications. Consistent with the terms of our corporate governance guidelines, the current minimum selection criteria established by our Nominating and Corporate Governance Committee include, without limitation:
▪each director should be committed to enhancing long-term stockholder value and must possess a high level of integrity, personal and professional ethics, and sound business judgment;
▪each director should be free of any conflicts of interest that would violate applicable laws, rules, regulations or listing standards, conflict with any of our corporate governance policies or procedures, or interfere with the proper performance of his or her responsibilities;
▪each director should possess experience, skills and attributes that enhance his or her ability to perform duties on our behalf. In assessing these qualities, the Nominating and Corporate Governance Committee will consider such factors as (i) personal qualities, skills and attributes, (ii) expertise in specific business areas, including without limitation, accounting, marketing, strategy, financial reporting or corporate governance, and (iii) professional experience in the technology industry or similar industries. The Nominating and Corporate Governance Committee may also consider such other factors as it determines would reasonably be expected to contribute to the overall effectiveness of our Board;
▪each director should have the ability and willingness to devote the necessary time and effort to perform the duties and responsibilities of membership on our Board; and
▪each director should demonstrate an understanding that his or her primary responsibility is to serve the best interests of our stockholders, and not his or her personal interest or the interest of a particular group or stockholder.
In recommending director nominees for appointment to our Board, our Nominating and Corporate Governance Committee also actively considers diversity characteristics, including diversity of professional experience, race, ethnicity, gender, age, education, cultural background, sexual orientation, and personal background. However, we have not adopted a formal policy regarding the consideration of specific diversity characteristic, and instead prefer to rely on the judgment of our highly-qualified committee in recommending candidates with the most appropriate mix of experiences, skills and expertise.
Environmental, Social, and Governance at AppFolio
We believe that we have a responsibility to benefit society, the environment, and the communities we live and work in. We take this responsibility seriously and engage in deliberate action to drive change for the better.

Environmental Commitment.
We strive to create environmentally friendly workplaces, starting with sustainable construction and design. In 2021, we implemented sustainability requirements that all contractors who work in or around our buildings are required to follow. Examples of these requirements include recycling of all demolished or removed materials whenever possible, installation of energy efficient HVAC units, low power LED lighting and fixtures, and native, drought resistant landscaping.
We have also established a "Green Committee," composed of employee volunteer members and an executive sponsor, that advocates for sustainable company practices and provides environmentally focused information to employees. Our Green Committee is responsible for a number of environmentally friendly changes made in 2021, including supplementing single use cutlery and dishes with reusable upgrades and the addition of composting in company kitchens and break rooms. The group also routinely meets with facilities’ leadership to discuss ways to reduce energy and water consumption.

16	2022 Proxy Statement

Directors and Corporate Governance

Diversity, Equity, and Inclusion.
We believe diversity is a driver of innovation and collective growth. Our commitment starts at the leadership level and cascades to our talented employees, to whom we look to lead and foster various initiatives. We strive to create an environment where everyone is valued for their uniqueness, while also feeling part of the larger whole. We work hard to make sure our employees’ voices are heard, from our practice of small, focused teams to setting annual company initiatives together as an organization.
When we surveyed our workforce in 2021, of those who elected to share, 45% identified as women, 54% as men, and 1% as nonbinary (in each case, rounding to the nearest whole number).
Our recruiting practices focus on attracting and hiring employees with diverse backgrounds, experiences, and approaches at all levels of the company. We have key partnerships with universities and professional organizations and provide ongoing education to our hiring teams that are focused on closing the diversity gap as we grow our organization.
We also believe in compensating our employees fairly and equitably. We review the compensation of our workforce on a routine basis to ensure everyone is paid equally for equal work and close any unexplained gaps.

Employee Development.	We invest significant resources to develop the talent needed to remain at the forefront of innovation and make us an employer of choice. Employees throughout our organization have access to tailored training and learning programs that include programs for distinct audiences. Our annual engagement survey provides a platform for employees to provide anonymous feedback directly to their managers and our executives. Based on results from our 2021 engagement survey, the overall engagement of employees is greater than the technology industry average.

Societal Impact.	Connecting with and contributing to our communities is a long-standing tradition and important activity for our employees. Our team members are passionate about many causes and we encourage participation in them by providing eight hours of volunteer time off annually. In addition, throughout the year, we come together as a company to engage in community service through “AppFolio Gives Back,” where we donate time and funds to several charities that are selected by our employee-led Give Back Committee.

Health, Safety, and Wellness.
We are committed to providing a safe workplace for our employees and assisting them in maintaining a healthy work-life balance. We regularly solicit feedback to assess the well-being and needs of our employees and offer resources focused on mental health and physical wellness.
In March 2020, in an effort to protect our employees and comply with applicable government orders in response to the COVID-19 pandemic, we transitioned our employees to a remote work environment. In July 2021, we reopened our office hubs to employees who wished to return to the workplace. Going forward, "Together @ AppFolio" is our approach to flexible yet still connected modern work. We believe that our employees thrive in a flexible, collaborative environment, with each department determining what is right for their respective teams when it comes to in-person and remote work as we drive toward our strategic objectives.
To support our employees as they work outside of our office hubs, we have made available trainings and toolkits focused on helping employees be successful and healthy in a remote work environment. We have also enhanced our internal lifestyle programs, including virtual group fitness classes and increased supplemental time off to create additional space for employees to reset and recharge.

Privacy Responsibilities.
Our customers and employees entrust us with large amounts of confidential information, including personally identifiable information. We take this trust seriously and invest significant time, effort and resources protecting this highly sensitive information. We comply with industry best-practices, including encrypting sensitive data, utilization of a robust 24/7/365 security monitoring system, and regularly assessing product features for security vulnerabilities. In addition, we encrypt our customers' data and give them access control features to help them effectively protect their information.
We have developed security protections and control policies to help ensure a secure environment for sensitive information, and we engage independent third-party experts to audit our adherence to these policies. We do not access, use or share customer data for any purpose other than providing, maintaining and improving our services and as otherwise required by law.

17	2022 Proxy Statement

Directors and Corporate Governance
Codes of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics, with which our employees, officers and directors are required to comply. The purpose of our Code of Business Conduct and Ethics is to deter wrongdoing and promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that the Company’s business is conducted in a consistently legal and ethical manner. A copy of our Code of Business Conduct and Ethics, including any future amendments, can be found at the website: ethics.appfolio.com, and we expect that any waivers of requirements applicable to our executive officers or directors will be disclosed on our investor relations website, www.ir.appfolioinc.com, or in future filings with the SEC.
Stockholder Communications with our Board
Our stockholders have the ability to communicate with our Board as a whole and with our individual directors through an established process for stockholder communication. For a stockholder communication directed to our Board as a whole, stockholders and other interested parties may send such communication to the attention of our Board at stockholderquestions@appfolio.com or via U.S. Mail or Expedited Delivery Service to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Board of Directors c/o Chief Legal Officer. For a stockholder communication directed to an individual director in his or her capacity as a member of our Board, stockholders and other interested parties may send such communication to the attention of the individual director at stockholderquestions@appfolio.com or via U.S. Mail or Expedited Delivery Service to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: [Name of Individual Director] c/o Chief Legal Officer.
We will review all incoming stockholder communications and promptly forward such communications to the director(s) to whom such communications are addressed. We will generally not forward communications that are unrelated to the duties and responsibilities of our Board, including communications that we determine to be primarily commercial in nature, product or service complaints or inquires, and materials that are patently offensive or otherwise inappropriate.
Compensation Committee Interlocks and Insider Participation
Messrs. Rauth and von Blottnitz, and Ms. Kerr, each served on the Compensation Committee during the fiscal year ended December 31, 2021. Mr. Rauth resigned from our Board on January 13, 2022, and Mr. Wolf was elected by the Board to fill the vacancy. Messrs. von Blottnitz and Wolf and Ms. Kerr have each been determined to be an independent director under applicable SEC rules and regulations and applicable NASDAQ listing standards. None of the members of our Compensation Committee is or has ever been an officer or employee of our company or any of its subsidiaries. Except as disclosed in the section titled “Related Party Transactions,” none of the members of our Compensation Committee had any relationship with our company requiring disclosure under Item 404 of Regulation S-K, nor is any such relationship currently contemplated. None of our executive officers currently serves, or in the past year has served, as a member of a board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or Compensation Committee.
We have entered into an indemnification agreement with each of our directors, including each of the members of our Compensation Committee. See the section titled “Related Party Transactions” for additional information.
Director Compensation Policy
Under our director compensation policy, we pay our non-employee directors who beneficially own less than 5% of the outstanding shares of our Class A Common Stock or Class B Common Stock a cash retainer for service on our Board and for service on each committee on which the director is a member. The Chairperson of our Board and the Chairperson of each committee receives a higher retainer for such service. Eligible directors may elect not to receive any compensation for their service.
During 2021, and as of the date of this Proxy Statement, the fees we pay to eligible non-employee directors for service on our Board and for service on each committee are as follows (Chairperson annual retainers are in lieu of, and not in addition to, director annual retainers):

	Director Annual Retainer ($)	Chairperson Annual Retainer ($)
Board of Directors	40,000	50,000
Audit Committee	10,000	50,000
Compensation Committee	10,000	50,000
Nominating and Corporate Governance Committee	10,000	50,000
Risk and Compliance Oversight Committee	10,000	50,000

18	2022 Proxy Statement

Directors and Corporate Governance
In addition, eligible non-employee directors who do not elect to forego compensation for their service on our Board receive the following:
▪Annual equity award. An annual restricted stock award of our Class A Common Stock with a fair market value of $150,000 under our 2015 Stock Incentive Plan (the "2015 Plan"), with the number of shares granted based on the average closing price per share of our Class A Common stock for the twenty days preceding the grant date.
▪Initial equity award. New non-employee directors receive a one-time restricted stock award of our Class A Common Stock with a fair market value of $250,000 under the 2015 Plan, with the number of shares granted based on the average closing price per share of our Class A Common stock for the twenty days preceding the grant date.
Each grant will vest in full on the one-year anniversary of the grant date, subject to the director’s continuous service. All unvested shares of restricted stock granted to the non-employee directors pursuant to the policy will immediately vest in full upon a change-in-control transaction.
We have agreed to reimburse all of our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board and committee meetings as well as continuing director education.
Our employee directors receive no additional compensation for their service as a director and may not serve on any of our Board committees. During 2021, and as of the date of this Proxy Statement, Mr. Randall was our only employee director.
Director Compensation Table
The following table provides information regarding the total compensation that was granted or paid to each of our directors who elected to receive compensation and was neither our employee nor a beneficial owner of 5% or more of the outstanding shares of our Class A Common Stock or Class B Common Stock (which directors were not entitled to compensation for their membership on our Board under our director compensation policy) during 2021:

		Restricted Stock Awards
Directors Eligible to Receive Compensation(1)	Fees Earned or Paid in Cash ($)(2)	Valuation ($)(3)	Shares(4)	Total Compensation ($)
Andreas von Blottnitz	80,000	150,000	1,039	230,000
Agnes Bundy Scanlan	100,000	150,000	1,039	250,000
Janet Kerr	120,000	150,000	1,039	270,000
Winifred Webb	110,000	150,000	1,039	260,000

(1)Messrs. Bliss, Randall, and Schauser are not currently eligible to receive compensation pursuant to our director compensation policy. Mr. Wolf has elected not to receive compensation for his services on the Board.
(2)Amounts in this column reflect the total cash retainer earned by each director for Board and committee service during 2021.
(3)Amounts shown in this column do not necessarily reflect the actual value realized or to be realized by the directors or the amount of stock-based compensation expense reported within our consolidated financial statements. Instead, these amounts reflect the total grant date fair market value of each restricted stock grant computed in accordance with the provisions of Financial Accounting Standards Board’s Accounting Standard Codification 718, or ASC 718. Assumptions used in the calculation of these amounts are included in Note 2 of the notes to our consolidated financial statements included in our 2021 Annual Report. As required by SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)Amounts in this column reflect the aggregate number of shares of restricted stock granted to the directors during 2021 pursuant to our director compensation policy. Each of these shares of Class A Common Stock will vest in full on the one-year anniversary of the grant date, and are subject to repurchase until then.

19	2022 Proxy Statement

Report of the Audit Committee
The Audit Committee is a committee of the Board comprised solely of independent directors as required by the NASDAQ listing standards and the rules and regulations of the SEC. The Audit Committee operates under a written charter approved by the Board, which is available on our website. The composition of the Audit Committee, the experiences, qualifications, attributes or skills of its members, and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate Audit Committees. The Audit Committee reviews and assesses the adequacy of its charter and the Audit Committee’s performance on an annual basis.
With respect to our financial reporting process, our management is responsible for (1) establishing and maintaining internal controls and (2) preparing our consolidated financial statements. Our independent registered public accounting firm, PwC, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. It is not the responsibility of the Audit Committee to prepare our financial statements. These are the fundamental responsibilities of management.
In the performance of its oversight function, the Audit Committee has:
▪Reviewed and discussed the audited financial statements with management and PwC;
▪Discussed with PwC the matters required to be discussed by the PCAOB Auditing Standard No. 1301, "Communication with Audit Committees"; and
▪Received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB, including Rule 3526 "Communication with Audit Committees Concerning Independence," regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with PwC its independence.
The Audit Committee discussed the auditors' review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The Audit Committee also met and held discussions with management and PwC with respect to our audited year-end financial statements. Based on the Audit Committee’s review and discussions with management and PwC, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2021 Annual Report.
In accordance with SEC rules and regulations, this report of the Audit Committee will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Act, or under the Securities Exchange Act of 1934, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Respectfully submitted by the members of the Audit Committee of the Board:
Winifred Webb (Chairperson)
Andreas von Blottnitz
Agnes Bundy Scanlan
Janet Kerr

20	2022 Proxy Statement

Executive Officers
The following table sets forth certain summary information concerning our executive officers as of April 28, 2022:

Name	Age	Position
Jason Randall	49	President, Chief Executive Officer and Director
Fay Sien Goon	44	Chief Financial Officer
Matt Mazza	46	Chief Legal Officer and Corporate Secretary
Shane Trigg	46	General Manager, Real Estate
Jonathan Walker	53	Chief Technology Officer and Founder
During 2021, our finance team underwent a leadership change with the resignation of our former Chief Financial Officer, Ida Kane, on June 4, 2021, and subsequent hiring of our current Chief Financial Officer, Ms. Goon, on October 18, 2021.
The biographies of each of our current executive officers contain information regarding each such person’s relevant business experience during the past five years or more. See the section titled “Proposal One: Election of Directors - Director Nominees and Continuing Directors” for biographical information regarding Mr. Randall.

Fay Sien Goon has served as AppFolio's Chief Financial Officer since 2021. Prior to AppFolio, Ms. Goon was Chief Accounting Officer of ServiceNow, a global enterprise software company that delivers digital workflows, where she was employed from 2012 to 2021. As Chief Accounting Officer, she led the accounting and finance functions through numerous years of successful growth. Prior to joining ServiceNow, she spent 11 years at Ernst & Young, leading external audits of large public and pre-IPO technology companies.

Fay Sien Goon

Age: 44 Position: Chief Financial Officer

Matt Mazza has served as AppFolio's Chief Legal Officer since 2021. Before becoming Chief Legal Officer, he had served as the Company's General Counsel and Chief Compliance Officer, as well as in other senior legal and compliance roles, since 2016. Prior to AppFolio, Mr. Mazza served as Senior Counsel for Deckers Brands, where he was responsible for a broad spectrum of legal affairs. He began his practice as a complex business and commercial litigator in 2003. Mr. Mazza received his J.D. from the University of California, Berkeley, and a B.A. from the University of California, Santa Barbara.

Matt Mazza

Age: 46 Position: Chief Legal Officer and Corporate Secretary

Shane Trigg has served as our General Manager, Real Estate since April 2020. From 2012 to 2020, Mr. Trigg served as a Senior Vice President, Commerce Cloud and Senior Vice President, Marketing Cloud for Salesforce, a cloud-based customer relationship management provider. From 2004 to 2011, Mr. Trigg held various positions with MRI Software (formerly Intuit Real Estate Solutions, Inc), a provider of real estate and investment management software, last serving as VP, Global Sales and Marketing. Mr. Trigg received a B.S. in Human Ecology from The Ohio State University and an M.B.A. from the University of Notre Dame.

Shane Trigg

Age: 46 Position: General Manager, Real Estate

Jonathan Walker co-founded AppFolio in 2006 and has served as our Chief Technology Officer since then. Prior to co-founding AppFolio, in 2004, Mr. Walker co-founded Versora, Inc., a provider of software products and professional integration services, and served as its Chief Technology Officer from 2004 to 2006. Prior to founding Versora, Inc., Mr. Walker served as Chief Technology Officer of Miramar Systems, Inc., a data migration solutions provider, until its acquisition by CA, Inc. (NASDAQ: CA) in 2004. Mr. Walker received a B.S. in Business and Economics from Westmont College.

Jonathan Walker

Age: 53 Position: Chief Technology Officer and Founder

21	2022 Proxy Statement

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis explains the compensation philosophy, programs, and processes that make up our named executive officer compensation program (our "NEO Compensation Program"), and is intended to provide context for the considerations underlying the compensation paid to our NEOs. This Compensation Discussion and Analysis should be read together with the Summary Compensation Table and related compensation tables, notes, and narrative discussion set forth below.
Named Executive Officers
Our named executive officers ("NEOs"), include our principal executive officer, our current and former principal financial officer, and three other individuals who were serving as executive officers as of December 31, 2021. Our 2021 NEOs are as follows:

Name	Position
Jason Randall	President, Chief Executive Officer, and Director (Principal Executive Officer)
Fay Sien Goon	Chief Financial Officer (Principal Financial Officer)
Matt Mazza	Chief Legal Officer and Corporate Secretary
Shane Trigg	General Manager, Real Estate
Jonathan Walker	Chief Technology Officer and Founder
Ida Kane	Former Chief Financial Officer (Principal Financial Officer)
Compensation Philosophy
We recognize that there is significant competition for qualified executives within our industry, especially in California where our headquarters are located, and it can be particularly challenging for companies to recruit executive officers of the caliber necessary to achieve our short-term and long-term strategic objectives. The primary objective of our NEO Compensation Program is to provide a total compensation package designed to attract, motivate, and retain executive officers with the skills, energy, and commitment required to achieve our short-term and long-term strategic objectives, which we believe will positively impact long-term value. Our NEO Compensation Program provides a total compensation package, composed of a mix of cash and equity compensation, as well as time-based and performance-based compensation, that we believe fulfills the above objective. From time to time, we consider appropriate changes to our NEO Compensation Program and applicable performance metrics to reflect the evolving needs of our business.
Guiding Principles of our NEO Compensation Program
When evaluating our NEO Compensation Program each year, our Compensation Committee and Board are guided by the following principles:
Attract, Motivate, and Retain our NEOs
▪Attract, motivate, and retain executive officers with the skill, energy, and commitment required to achieve our strategic objectives, which we believe will drive long-term value.
▪Retain our qualified executive officers by offering compensation that is generally competitive with other companies in our industry that are of a similar size and stage of growth.
Align Interests with Stockholders
▪Align the interests of our executive officers with those of our stockholders by tying a significant portion of total compensation to the achievement of strategic objectives which we believe will drive long-term value.
Reward Achievement through Performance-Based Compensation
▪Offer a significant portion of the total compensation opportunity in the form of performance-based compensation that is at-risk instead of guaranteed.
▪Ensure performance-based compensation is directly correlated to the achievement of our short-term and long-term strategic objectives, and provides meaningful incentives for achieving those objectives.
▪Ensure that the total compensation opportunity is appropriate for each executive given their respective scope of responsibilities and ability to impact results.

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Executive Compensation
Roles of our Compensation Committee and our Board of Directors
Our Compensation Committee is comprised solely of independent directors under applicable SEC rules and regulations and NASDAQ Listing Rules. The Compensation Committee’s primary responsibility is to assist our Board in developing and reviewing our NEO Compensation Program and compensation considerations applicable to our directors. Specifically, the Compensation Committee is responsible for reviewing, and recommending to our Board for approval, the compensation and benefits paid to, and any other compensatory arrangements entered into with, our directors and senior executives, and for administering our cash and equity compensation plans. In discharging its responsibility to oversee the effective design of our NEO Compensation Program, the Committee regularly assesses each element of, and considers changes to, our NEO Compensation Program.
All the members of our Board, other than Messrs. Randall and Schauser, are independent directors under applicable SEC rules and regulations and NASDAQ Listing Rules. Our Board provides final approval of the NEO Compensation Program. Both the Committee and our Board are comprised of several of our most significant stockholders, which makes them uniquely representative of the interests of our stockholders, providing even greater emphasis on aligning stockholder interests with those of management.
Elements of our NEO Compensation Program
The key elements of our NEO Compensation Program include:
▪Base Salary
▪Short-Term Cash Incentive Plan
▪Long-Term Executive Cash Incentive Plan
▪Long-Term Equity Incentive Plan
▪Employee Benefits
Base Salary
Base salary represents a fixed portion of the compensation of our NEOs and is an important element of compensation intended to attract and retain highly-talented individuals. Base salaries provide our NEOs with a guaranteed base level of income, which provides security and allows our NEOs the freedom to focus on strategic objectives. In setting base salaries, the Compensation Committee considers:
▪balancing the levels of guaranteed pay with at-risk pay to properly manage our compensation-related risk; and
▪our NEOs’ contributions to the achievement of our strategic objectives and overall Company performance.
Base salaries are also reviewed periodically in the context of factors such as title, skills, responsibility level, individual performance, business experience, total compensation opportunity, and equity ownership.
The Board increased the annual base salaries for Ms. Kane and Messrs. Trigg, Walker and Mazza in connection with fiscal year 2021, and again in connection with fiscal year 2022 for Messrs. Trigg and Walker, to acknowledge their contribution to the business and increased level of responsibility due to our growth. In 2022, the Board also increased Mr. Randall's base salary, which had not been changed in several years, to bring it in line with market ranges and the compensation of other NEOs. Ms. Goon’s annual base salary was established as part of her offer of employment.
The following table sets forth the 2021 and 2022 base salaries of our NEOs:

Name	2022 Base Salary ($)	2021 Base Salary ($)	2020 Base Salary ($)	Percentage Adjustment 2022 v. 2021 (%)	Percentage Adjustment 2021 v. 2020
Jason Randall	500,000	360,000	360,000	39	—
Fay Sien Goon(1)	450,000	450,000	—	—	—
Matt Mazza(2)	375,000	375,000	—	—	—
Shane Trigg	440,000	420,000	400,000	5	5
Jonathan Walker	375,000	350,000	325,000	7	8
Ida Kane(3)	—	390,000	340,000	—	15
(1)Ms. Goon joined the Company as Chief Financial Officer in October 2021 and received a prorated portion of her 2021 base salary.
(2)Mr. Mazza became an executive officer in fiscal year 2021.
(3)Ms. Kane resigned from her role as Chief Financial Officer in June 2021 and received a prorated portion of her 2021 base salary.

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Executive Compensation
Short-Term Cash Incentive Plan
We provide annual performance-based cash bonuses for our NEOs based on Company achievement of pre-established targets under our Short-Term Cash Incentive Plan (“STI Plan”). The Compensation Committee believes that the annual performance metrics used in the STI Plan, which are discussed below, align the interests of our NEOs with those of our stockholders by tying bonus payout to Company performance against key metrics. In designing the STI Plan for recommendation to the Board, the Compensation Committee considers the following:
▪Company performance objectives based on Board-approved annual targets derived from and aligned with our long-term strategic objectives, which relate to long-term growth; and
▪Use of threshold, target, and maximum bonus payout levels to strike an appropriate balance between compensation incentives and risk tolerance and taking.
With respect to fiscal year 2021, we provided an additional performance-based cash bonus opportunity for over-performance relative to pre-established targets (the “Over Achievement Plan”), which the Compensation Committee believed would further result in focusing our NEOs on achieving results that would produce long-term value.
2021 Plan Targets
With respect to fiscal year 2021, our Board established target cash bonus amounts under the STI Plan and Over Achievement Plan for each NEO other than Ms. Goon, as set forth in the table below. Such targets were determined by a number of items, including the executive’s responsibilities, base salary, our projected financial performance, and a review of compensation data in our industry.

Name	Over Achievement Target Cash Bonus Amount ($)	2021 STI Plan Target Cash Bonus Amount ($)
Jason Randall	300,000	360,000
Fay Sien Goon(1)	—	450,000
Matt Mazza	150,000	200,000
Shane Trigg	200,000	420,000
Jonathan Walker	200,000	350,000
Ida Kane	200,000	390,000
(1)Ms. Goon joined the Company in October 2021 and was eligible to receive a prorated portion of her total STI Plan target cash bonus amount, assuming achievement of applicable performance metrics.
2021 Performance Metrics and Payout Curves
Cash bonuses were earned under the 2021 STI Plan and Over Achievement Plan based entirely on the Company's actual performance relative to preset performance metrics.
For the STI Plan:
Performance metrics for Messrs. Randall, Mazza and Walker and Mses. Kane and Goon were:
▪Revenue less cost of revenue (excluding depreciation and amortization) ("Net Revenue"); and
▪Net new property manager units added to our platform during 2021 ("Net New Units").
Performance metrics for Mr. Trigg were:
▪Net revenue attributable to the AppFolio Property Manager business ("Real Estate Net Revenue"); and
▪Net New Units.
For Messrs. Randall, Mazza and Walker and Mses. Kane and Goon, 75% of the 2021 STI Plan target cash bonus amount was tied to achievement of the Net Revenue target and, in the case of Mr. Trigg, the Real Estate Net Revenue target; 25% of the 2021 STI Plan target cash bonus amount was tied to achievement of the Net New Units target for all NEOs.
Bonus amounts earned under the 2021 STI Plan were determined by a payout curve. For the Net Revenue and Real Estate Net Revenue performance metrics, no payment was earned if achievement was below 90% of target, and the maximum payment was capped if achievement was 150% of target or greater. For the Net New Units performance metric, no payment was earned if achievement was below 85% of target, and the maximum payment was capped if achievement was 150% of target or greater.
For the Over Achievement Plan:
The performance metric for Messrs. Randall, Mazza, Trigg and Walker and Ms. Kane in connection with the Over Achievement Plan was net new residential property manager units added to our platform during 2021 ("2021 Net New Residential Units").

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Executive Compensation
Bonus amounts earned under the Over Achievement Plan were determined by a payout curve. For the 2021 Net New Residential Units performance metric, no payment was earned if achievement was below 100% of target, and the maximum payment was capped if achievement was 130% of target or greater.
2021 Payouts
Consistent with the application of the performance metrics and payout curves described above, and after review of our 2021 Annual Report and consultation with appropriate members of our finance and accounting organization, our Board, upon the recommendation of the Compensation Committee, verified the following:
For the 2021 STI Plan:
Net Revenue achievement of 104% of target; Real Estate Net Revenue achievement of 105% of target; and 2021 Net New Units achievement of 104% of target.
For the Over Achievement Plan:
2021 Net New Residential Units achievement of 116% of target.
The actual payments made to each NEO pursuant to the 2021 STI Plan and Over Achievement Plan are as follows:

Name	Objective	Over Achievement Target Cash Bonus Amount ($)	2021 STI Plan Target Cash Bonus Amount ($)	2021 Aggregate Actual Payout ($)
Jason Randall	Performance Target	300,000	360,000	1,098,000
Fay Sien Goon(1)	Performance Target	—	450,000	120,205
Matt Mazza(2)	Performance Target	150,000	200,000	433,565
Shane Trigg	Performance Target	200,000	420,000	997,500
Jonathan Walker	Performance Target	200,000	350,000	875,000
Ida Kane(3)	Performance Target	200,000	390,000	195,000
(1)Ms. Goon joined the Company in October 2021 and received a prorated payment under the 2021 STI Plan.
(2)Mr. Mazza received a prorated payment under each of the 2021 STI Plan and Over Achievement Plan due to a medical leave of absence taken in 2021.
(3)Prorated amount paid to Ms. Kane in connection with her departure from the Company and calculated assuming 100% achievement of performance metrics.
2022 Plan Targets
With respect to fiscal year 2022, our Board established target cash bonus amounts under the STI Plan, which was renamed the "Corporate Bonus Plan" this year, for each NEO, as set forth in the table below. Such targets were determined by a number of items, including the executive’s responsibilities, base salary, our projected financial performance, and a review of compensation data in our industry.

Name	2022 Corporate Bonus Plan Target Cash Bonus Amount ($)
Jason Randall	500,000
Fay Sien Goon(1)	2,450,000
Matt Mazza	225,000
Shane Trigg	440,000
Jonathan Walker	375,000
Ida Kane(2)	—
(1)Ms. Goon's 2022 Corporate Bonus Plan target amount includes a bonus opportunity of $450,000 at target and a one-time bonus opportunity of $2,000,000 at target, which was part of Ms. Goon's offer of employment.
(2)Ms. Kane resigned from her role as Chief Financial Officer in June 2021 and is not a participant in the 2022 Corporate Bonus Plan.
2022 Performance Metrics
Cash bonuses are earned under the 2022 Corporate Bonus Plan based entirely on the Company's actual performance relative to preset performance metrics. Performance metrics for all NEOs are:
▪Net new residential units added to our platform during 2022 ("2022 Net New Residential Units");
▪"Revenue"; and

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Executive Compensation
▪Non-GAAP operating margin defined as GAAP operating margin less non-cash transactions and less one-time or non-recurring transactions ("Operating Margin").
60% of the 2022 Corporate Bonus Plan target cash bonus amount is tied to achievement of the 2022 Net New Residential Units target; 20% of the 2022 Corporate Bonus Plan target cash bonus amount is tied to achievement of the Revenue target; and 20% of the 2022 Corporate Bonus Plan target cash bonus amount is tied to achievement of the Operating Margin target.
Bonus amounts earned under the 2022 Corporate Bonus Plan are determined by a payout curve. For the 2022 Net New Residential Units performance metric, no payment is earned if achievement is below 80% of target, and the maximum payment is capped if achievement is 120% of target or greater. For the Revenue performance metric, no payment is earned if achievement is below 90% of target, and the maximum payment is capped if achievement is 110% of target or greater. For the Operating Margin performance metric, no payment is earned if Operating Margin is below 3.5% of target, and the maximum payment is capped if achievement is above 3.5% of target.
Long-Term Executive Cash Incentive Plans
In 2018, our Board, upon the recommendation of the Compensation Committee, adopted a long-term executive cash incentive plan and granted performance awards thereunder (the "2018 Long-Term Awards") to Mr. Randall and Ms. Kane. The 2018 Long-Term Awards were granted in lieu of additional equity incentive awards, and provide for cash payments to the recipients upon the achievement by the Company of long-term performance targets.
The 2018 Long-Term Awards were granted with the intent to provide Mr. Randall and Ms. Kane with significant additional motivation to contribute to the Company's achievement of its long-term strategic objectives, which the Board believes will result in increased "economic value" on a per share basis ("EVPS"). Payout under the Long-Term Awards is based on surpassing a threshold increase in EVPS measured as of December 31, 2023, 2024 and 2025 (each, a "Measurement Period"). If the actual increase in EVPS at the end of a Measurement Period does not surpass the pre-set threshold, no bonuses will be due under the 2018 Long-Term Awards for such measurement year. However, if the actual increase in EVPS at the end of a Measurement Period surpasses the pre-set threshold, the bonuses due under the 2018 Long-Term Awards could be significant, as the maximum payout amount is uncapped. Payment of bonus amounts under the 2018 Long-Term Awards are contingent upon the recipient remaining continuously employed with the Company through the last day of the relevant Measurement Period, subject to limited exceptions. As such, Ms. Kane forfeited her 2018 Long-Term Award in connection with her resignation from the Company in 2021.
In 2020, as part of Mr. Trigg's new hire compensation, our Board, upon recommendation of the Compensation Committee, granted Mr. Trigg two long-term cash incentive awards that provided for cash payments to Mr. Trigg upon the achievement of specific real estate revenue and real estate adjusted pre-tax cash flow metrics measured at December 31, 2023 and 2025 (the "Real Estate Long-Term Awards"). In 2022, the Real Estate Long-Term Awards were canceled by the Board in connection with the grant to Mr. Trigg of alternative compensation, as discussed in this section "Compensation Discussion and Analysis", which is consistent with our evolved NEO Compensation Program philosophy, which favors consistency and internal alignment amongst compensation for our executives where appropriate.
Long-Term Equity Incentive Plan
Our 2015 Plan provides for the issuance of time and performance-based restricted stock units to our executives, which may be settled for shares of our Class A Common Stock or cash. We believe that the issuance of restricted stock units align the interests of our executives with those of our stockholders by incentivizing our executives to build Company value that can be sustained over time, and helping to manage the dilutive effect of our equity compensation programs. Restricted stock units have value to recipients even in the absence of stock price appreciation, which helps us retain and incentivize employees during periods of market volatility, and also results in our granting fewer shares of common stock than through stock options with an equivalent grant date fair value.
Time-Based Restricted Stock Unit Grants
With respect to fiscal year 2021, our Board, upon recommendation of the Compensation Committee, approved (i) time-based restricted stock unit grants for Ms. Goon valued at $6,600,000 in the aggregate on the date of grant, with $6,000,000 as part of her new hire equity compensation and $600,000 as part of her annual equity compensation, and (ii) time-based restricted stock unit grants for Mr. Mazza valued at $4,180,000 in the aggregate on the date of grant, with $4,000,000 as part of his promotion equity compensation and $180,000 as part of his annual compensation. Ms. Goon’s new hire award and annual award vest annually over five years and four years, respectively, in equal installments, subject to her continued employment with us through the applicable vesting date. Mr. Mazza’s awards vest annually over four years in equal installments, subject to his continued employment with us through the applicable vesting date.
With respect to fiscal year 2022, our Board, upon recommendation of the Compensation Committee, approved time-based restricted stock unit grants (i) for Ms. Goon valued at $1,200,000 in the aggregate on the date of grant as part of her annual equity compensation, (ii) for Mr. Walker valued at $2,400,000 in the aggregate on the date of grant as part of his annual equity compensation, (iii) for Mr. Trigg valued at $920,000 in the aggregate on the date of grant as part of his annual equity compensation, and (iv) for Mr. Mazza valued at $800,000 in the aggregate on the date of grant as part of his annual equity compensation. The foregoing time-based restricted stock unit grants vest quarterly over four years in equal installments, subject to continued employment with us through the applicable vesting date.

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Executive Compensation
Performance-Based Restricted Stock Unit Grants
2021 PRSU Awards
With respect to fiscal year 2021, our Board, upon recommendation of the Compensation Committee, approved performance-based restricted stock unit grants ("PRSU Awards") (i) for Ms. Goon valued at $2,400,000 on the date of grant (assuming 100% performance metric achievement) as part of her new hire equity compensation, (ii) for Mr. Trigg valued at $400,000 on the date of grant (assuming 100% performance metric achievement) as part of his annual equity compensation, and (iii) for Mr. Mazza valued at $270,000 on the date of grant (assuming 100% performance metric achievement) as part of his annual equity compensation.
The aforementioned PRSU Awards vest fully in a single tranche based on the achievement of pre-established consolidated net revenue growth targets measured over a three-year period ending on December 31, 2023, assuming continued employment through such applicable vesting date.
The actual number of shares of our Class A Common Stock to be issued in settlement of an applicable 2021 PRSU Award at the end of the measurement period will range from 0% to 100% of the shares subject to the applicable PRSU Award depending on achievement of the specific performance metrics. Achievement of performance metrics in excess of 100% of the target, with such over performance capped at 150%, will result in a performance-based cash bonus payment between 0% and 65% of the target value of the PRSU Award determined pursuant to a pre-established payout curve. For example, if the performance metric of a 2021 PRSU Award is achieved at 110% of target, then 100% of the shares subject to the PRSU Award would be issued to the recipient and a performance-based cash bonus payment equal to 20% of the target value of the PRSU Award would also be paid to the recipient. No payment is due under the 2021 PRSU Awards if achievement is below the threshold amounts for the performance metrics.
Also during 2021, our Board, upon recommendation of the Compensation Committee, approved a PRSU Award, valued on the date of grant at $1,200,000, for Mr. Walker as part of his annual equity compensation (the "Walker Award"). The Walker Award vests based on the achievement of pre-established criteria on a pass/fail basis, as assessed by the Board and taking into consideration the recommendation of the CEO, with a performance measurement date of December 31, 2021.
2021 PRSU Award Payouts
In February 2022, the Board, taking into consideration the recommendation of the CEO, determined that Mr. Walker satisfactorily achieved the pre-established criteria and earned 100% of the Walker Award.
Mr. Trigg and Mr. Mazza were each granted, in prior years, a PRSU Award that vested based on the achievement of pre-established consolidated net revenue growth targets measured over a three year period ending December 31, 2021, assuming continued employment through the performance period. Such net revenue growth targets fell below the minimum thresholds, and Mr. Trigg and Mr. Mazza received no payment under their PRSU Awards.
2022 PRSU Awards
With respect to fiscal year 2022, our Board, upon recommendation of the Compensation Committee, approved PRSU Awards (i) for Ms. Goon valued at $1,800,000 on the date of grant (assuming 100% performance metric achievement) as part of her annual equity compensation, (ii) for Mr. Walker valued at $3,600,000 on the date of grant (assuming 100% performance metric achievement) as part of his annual equity compensation, (iii) for Mr. Trigg valued at $1,380,000 on the date of grant (assuming 100% performance metric achievement) as part of his annual equity compensation, and (iv) for Mr. Mazza valued at $1,200,000 on the date of grant (assuming 100% performance metric achievement) as part of his annual equity compensation.
With respect to fiscal year 2022, the Board shortened the measurement period for the PRSU Awards such that the 2022 PRSU Awards vest based on the achievement of pre-established Revenue and Operating Margin targets measured over a one-year period ending on December 31, 2022, assuming continued employment through the applicable vesting dates. One-third of the 2022 PRSU Awards vest on achievement of the performance metrics, with the remainder vesting quarterly over the following two years in equal installments.
80% of the 2022 PRSU Awards target share amount is tied to achievement of the Revenue target, and 20% of the 2022 PRSU Awards target share amount is tied to achievement of the Operating Margin target.
The actual number of shares of our Class A Common Stock to be issued in settlement of a 2022 PRSU Award at the end of the measurement period will range from 0% to 150% as determined by a payout curve. For the Revenue performance metric, no payment is earned if achievement is below 90% of target, and the maximum payment is capped if achievement is 110% of target or greater. For the Operating Margin performance metric, no payment is earned if Operating Margin is below 3.5% of target, and the maximum payment is capped if achievement is above 3.5% of target.
Employee Benefits
Our executive officers, including our NEOs, are eligible to receive the same employee benefits that are generally available to all our full-time employees. These benefits include our medical, dental and vision insurance and life and disability insurance plans. In structuring these benefit plans, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.

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Executive Compensation
In addition, our NEOs receive a supplemental medical reimbursement benefit that covers up to $10,000 annually of medical, dental, vision, and pharmacy expenses not covered under the Company's insurance plans, subject to certain exceptions.
We also maintain a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. In 2021, we matched 50% of the first 6% of eligible compensation contributed by the employee. Such matching contributions are immediately and fully vested.
Employment Agreements and Similar Arrangements
We have entered into an employment agreement with Ms. Goon. We have not entered into an employment agreement with Messrs. Randall, Mazza, Trigg and Walker.
Ms. Goon’s Employment Agreement
On September 15, 2021, we entered into an employment agreement with Ms. Goon to serve as our Chief Financial Officer, starting October 18, 2021. Her employment agreement provides for “at will” employment and sets forth the initial terms and conditions of Ms. Goon's employment, including an annual base salary, eligibility to participate in our employee benefit plans, eligibility to participate under the STI Plan (as discussed above under the section title "Short-Term Cash Incentive Plan"), a special one-time award under the Corporate Bonus Plan for 2022 with a target bonus opportunity of $2,000,000 (as discussed above under the section titled "Short-Term Cash Incentive Plan"), a one-time sign-on bonus of $500,000, and, subject to approval of the Board, eligibility to receive a grant of time-based restricted stock unit awards and PRSU Award (as discussed above under the section titled "Long-Term Equity Incentive Plan").
Ms. Goon’s employment agreement provides that if she is terminated by us for any reason other than for Cause or Ms. Goon resigns for Good Reason (other than in connection with a Corporate Transaction, as each term is defined in her employment agreement), then Ms. Goon will be entitled to receive a lump sum payment equal to twelve months of her then-current base salary, a prorated cash bonus award for the fiscal year in which such termination occurs, and twelve months of COBRA premiums. With respect to each outstanding time-based restricted stock unit award held by Ms. Goon (each a “Time-Vesting Award”), the portion of such Time-Vesting Award that would have vested had Ms. Goon remained employed with the Company for an additional twelve months will accelerate upon such qualifying termination, subject to limited exceptions. With respect to each outstanding PRSU Award held by Ms. Goon, each PRSU Award shall accelerate on a prorated basis based on the number of days employed during the applicable performance period and achievement of the applicable performance metrics determined by the Board based on estimated forecasts.
In addition, if Ms. Goon’s employment with us is terminated other than for Cause, or Ms. Goon resigns for Good Reason, on or within twelve months following the consummation of a Corporate Transaction, then all outstanding restricted stock unit awards held by Ms. Goon shall accelerate and become fully-vested.
Kane’s Separation Agreement and General Release
On June 4, 2021, we entered into a separation and release agreement with Ms. Kane. This agreement provided for severance benefits, including a lump sum payment of $1,000,000, less applicable withholding, Company-paid COBRA benefits through December 31, 2022 subject to certain limitations, reimbursement of certain brokerage fees up to $10,000, and an extension of the post-termination exercise period applicable to her previously-granted and vested stock options. In consideration of these severance payments and benefits, Ms. Kane released the Company to the fullest extent of the law, and the Company provided a limited release of Ms. Kane related to claims stemming from any unlawful activity during her employment.
Change in Control Provisions
Optional Payments under Long-Term Awards
The 2018 Long-Term Awards provide that the recipient has the option to receive a one-time cash payment in lieu of the applicable award in the event that (i) we undergo a "change in control," (ii) the recipient has been continuously employed by us through the date of the change in control, and (iii) within one hundred and eighty days after the change in control the recipient is either involuntarily terminated by us, with or without cause, or voluntarily resigns from his or her employment with us. The amount of the cash bonus to be paid under these circumstances is dependent upon the year in which the change in control occurs (assuming the other conditions are met).
Under the 2018 Long-Term Awards, a "change in control" will occur if, at any point in time, a stockholder, or a group of affiliated stockholders, has total combined voting power greater than the total combined voting power of the NEOs and certain directors and certain other stockholders of the Company, and the affiliates of such directors and stockholders. The Board shall, in its sole discretion and at an appropriate time, determine if such a "change in control" has occurred.
Equity Award Acceleration
As mentioned above, Ms. Goon’s employment agreement provides that if her employment with us is terminated other than for Cause, or Ms. Goon resigns for Good Reason, on or within twelve months following the consummation of a Corporate Transaction (as each term is defined in her employment agreement), then all outstanding restricted stock unit awards held by Ms. Goon shall accelerate and become fully-vested.

28	2022 Proxy Statement

Executive Compensation
Other Compensation-Related Topics
Role of Executive Officers in Executive Compensation Discussions
The members of the Compensation Committee are in the best position to assist our Board in developing and reviewing our executive compensation programs and the compensation considerations applicable to our directors and executive officers, because each is an independent director under applicable SEC rules and regulations and NASDAQ Listing Rules. Nevertheless, the Compensation Committee may from time to time solicit the input of our CEO and CFO regarding compensation for our other executive officers, particularly with respect to salary, cash bonus opportunities and equity awards. While our CEO and CFO may participate in some deliberations regarding compensation for our other executive officers, they do not participate in, and are not present at, any deliberations regarding their own compensation. The Compensation Committee considers the information provided by our CEO and CFO in making recommendations regarding executive compensation to our Board.
Compensation Risk Considerations
In assessing our overall compensation philosophy and the elements of our executive compensation programs, we consider how our programs may encourage risk-taking by employees, taking into account a number of factors, including the following:

The Compensation Committee and our Board are comprised of significant stockholders and stockholder representatives who have significant influence on our compensation practices, which results in an alignment of our compensation practices with the interests of our stockholders.

We favor long-term incentive compensation over short-term incentive compensation to promote achievement of our long-term corporate objectives.

The 2018 Long-Term Awards granted to Mr. Randall are directly aligned with, and designed to enhance, stockholder value, with the performance objectives focused on increased economic value over time as measured on a per share basis.

We focus on limiting equity dilution through conservative use of equity compensation. While we continue to grant equity to certain senior management, we focus on limiting dilution by balancing equity compensation with other incentives provided to our NEOs under our short-term and long-term cash incentive plans.

Our executive compensation programs consist of both guaranteed pay and at-risk pay, and the Compensation Committee reviews this mix regularly.

We regularly review data regarding the executive compensation programs of other companies in our industry of a similar size and stage, as well as larger companies headquartered in California, to ensure alignment with our executive compensation programs and market competitiveness. While we have not engaged a compensation consultant, we did review and consider data from both targeted and broader-based compensation surveys in order to gain a broader perspective on overall market trends. However, we have not formally set a peer group, and thus did not formally benchmark executive compensation against a peer group for purposes of setting any specific element of compensation or total compensation.

Our performance-based awards are earned based on the achievement of multiple Company strategic objectives over varying periods of time.

By providing for potentially significant payouts to Mr. Randall, the 2018 Long-Term Awards encourage retention for so long as Mr. Randall perceives it reasonably possible to achieve the Company performance objectives, as they may evolve over time. While such payouts could be substantial over time, they are limited to our most senior executive, and will be closely correlated with increases in stockholder value.

Subject to limited exceptions and, with respect to our directors and NEOs, as may be disclosed below in the Section titled "Security Ownership of Certain Beneficial Owners and Management," our insider trading policy prohibits our NEOs, directors, and employees from hedging the economic interest in our securities, and from pledging our securities.

Our change in control arrangements are designed to attract and retain executives without providing excessive benefits.
Our Board believes that, although the majority of the compensation opportunity provided to our executives is at-risk pay that is determined based upon the achievement of our short-term and long-term strategic objectives, our executive compensation programs do not encourage excessive or unnecessary risk-taking.

29	2022 Proxy Statement

Executive Compensation
Tax and Accounting Considerations
Among the factors it considers when making executive compensation recommendations, the Compensation Committee considers the anticipated tax and accounting impact to us (and to our executives) of various payments, equity awards and other benefits.
The Compensation Committee considers the impact of the provisions of Section 162(m) of the Code. That section generally limits the deductibility of compensation paid by a publicly-held company to "covered employees" for a taxable year to $1.0 million, except for certain "performance-based compensation" payable pursuant to written contracts that were in effect on November 2, 2017 and that are not modified in any material respect on or after that date. "Covered employees" generally include our CEO, CFO and other highly compensated executive officers. Thus, our tax deduction with regard to compensation of these officers is limited to $1.0 million per taxable year with respect to each such officer, except for cash and equity awards that were in effect on November 2, 2017, and qualified for the aforementioned exception to non-deductibility under Section 162(m) of the Code. With respect to cash incentive and equity awards that may not qualify for such exception and those that we may grant in the future, we do not anticipate that the $1.0 million deduction limitation set forth in Section 162(m) of the Code will have a material impact on our results of operations.
The Compensation Committee also considers the impact of Section 409A of the Code, and in general, our executive plans and programs are designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance.
Developments and changes in accounting standards and tax law may impact our compensation decisions. As accounting standards and applicable tax laws develop, we may revise certain features of our executive compensation program to appropriately align our executive compensation program with our overall executive compensation philosophy and objectives. However, we believe that these are only some of the many relevant considerations of setting executive compensation, and should not be permitted to compromise our ability to design and maintain compensation programs that are consistent with our compensation philosophy and objectives. Accordingly, we retain the discretion to pay compensation that is not tax deductible and/or could have adverse accounting consequences.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the information included under the section titled "Compensation Discussion and Analysis," including the Summary Compensation Table and related compensation tables, notes and narrative discussion. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the "Compensation Discussion and Analysis" disclosure, including the Summary Compensation Table and related compensation tables, notes and narrative discussion, be included in this Proxy Statement and incorporated into our Annual Report.
In accordance with SEC rules and regulations, this Compensation Committee Report will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors:
Andreas von Blottnitz (Chairperson)
Janet Kerr
Alex Wolf

30	2022 Proxy Statement

Executive Compensation
Summary Compensation Table
The following table sets forth summary compensation information for our named executive officers for the years ended December 31, 2021, 2020 and 2019:

Name and Title	Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)		Total ($)
Jason Randall	2021	360,000	—		—		—		1,098,000	3,382		1,461,382
President and Chief Executive Officer	2020	360,000	—		—		—		374,400	7,830		742,230
	2019	360,000	—		—		—		302,400	450		662,850

Fay Sien Goon(4)	2021	93,967	—		12,000,403		—		120,205	11,010	(5)	12,225,585
Chief Financial Officer

Matt Mazza(6)	2021	375,000	—		6,450,400		—		433,565	11,459		7,270,424
Chief Legal Officer and Corporate Secretary

Shane Trigg	2021	420,000	250,000	(7)	2,700,110		—		997,500	175,013	(8)	4,542,623
General Manager, Real Estate	2020	290,759	—		3,900,000		—		322,938	7,586		4,521,283

Jonathan Walker	2021	350,000	—		7,200,304	(9)	—		875,000	9,204		8,434,508
Chief Technology Officer and Founder	2020	320,063	—		—		—		130,000	16,688		466,751
	2019	300,000	—		400,000		—		84,000	9,950		793,950

Ida Kane(10)	2021	183,654	—		—		25,613	(11)	195,000	1,075,559	(12)	1,479,826
Former Chief Financial Officer	2020	340,000	—		—		—		353,600	21,547		715,147
	2019	340,000	—		—		—		285,600	8,642		634,242
(1)Amounts shown in this column do not necessarily reflect the actual value received or to be received by our named executive officers. Instead, these amounts reflect the total grant date fair market value of time-based restricted stock units and performance-based restricted stock units. As required by SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 of the notes to our consolidated financial statements included in our 2021 Annual Report. With respect to the performance-based restricted stock unit awards, amounts are based on the probable outcome of the applicable performance conditions, which is target level performance, calculated in accordance with ASC 718. Amounts shown in this column may be higher than prior years because 2022 equity grants were made to our NEOs in December 2021. As such, this column includes both 2021 stock awards and 2022 stock awards. See the section titled "Compensation Discussion and Analysis - Long Term Equity Incentive Plan" for more details.
(2)Amounts shown in this column reflect the amounts earned and paid under our STI Plan and Over Achievement Plan based on our achievement relative to pre-established targets described in the section titled "Compensation Discussion and Analysis - Short-Term Cash Incentive Plan."
(3)Amounts shown in this column represent our matching contributions under our 401(k) Plan, reimbursement of medical expenses pursuant to established health plans, and insurance premiums paid for the benefit of our named executive officers.
(4)Amount shown in the Salary column for Ms. Goon represents the prorated annual salary earned by her for fiscal year 2021, reflecting that she joined the Company in October 2021.
(5)Includes reimbursement of certain legal fees in connection with Ms. Goon's transition to AppFolio.
(6)Mr. Mazza became an NEO commencing in fiscal year 2021 in connection with his appointment as Chief Legal Officer.
(7)Mr. Trigg received a sign-on bonus when joining the Company in fiscal year 2020. The sign-on bonus was subject to a one-year clawback provision and is therefore included as part of his compensation in fiscal year 2021.
(8)Includes $160,768 in moving expenses in connection with Mr. Trigg's relocation to Santa Barbara, California.
(9)Per applicable accounting rules, the grant date fair market value of the Walker MBO Award was not determined until achievement of applicable performance conditions was certified by the Company.
(10)Ms. Kane resigned in June 2021 and amounts in this table are prorated accordingly.
(11)Amount shown in the Option Awards column for Ms. Kane represents the aggregate incremental fair value of Ms. Kane's vested options at the time of her separation from the Company, as a result of the extension of the post-termination exercise window of such options, computed as of the modification date in accordance with ASC 718.
(12)Also included in Ms. Kane's other compensation is severance pay and other separation benefits as previously disclosed in our Form 8-K/A filing on June 4, 2021. These amounts include medical expense reimbursement, insurance premiums (including COBRA, of which $12,278 was paid in 2021 and the remaining value has been accrued for payments in 2022), brokerage fee reimbursement, 401K match payments, and severance, as described in the section titled "Employment Agreements and Similar Arrangements."

31	2022 Proxy Statement

Executive Compensation
Grants of Plan-Based Awards
The following table presents, for each of our named executive officers, information concerning grants of plan-based awards made during fiscal year 2021. This information supplements the information about these awards set forth in the Summary Compensation Table above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards(4)(#)	All Other Option Awards(4)(#)	Exercise Price of Options ($)	Grant Date Fair Value of Option and Stock Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Jason Randall	1/1/2021	180,000	360,000	2,160,000		—	—	—	—			—
	1/1/2021	150,000	300,000	1,050,000		—	—	—	—			—
Fay Sien Goon	10/18/2021	225,000	450,000	2,700,000		—	—	—	—			—
	10/18/2021	—	—	—		—	—	—	45,541			6,000,000
	10/18/2021	—	—	1,560,000	(6)	10,931	18,217	18,217	—			2,400,000
	10/18/2021	—	—	—		—	—	—	4,555			600,000
	12/13/2021	—	—	—		—	—	—	9,752			1,200,000
	12/13/2021	—	—	—		7,314	14,627	21,941	—			1,800,000
Matt Mazza	1/1/2021	100,000	200,000	1,200,000		—	—	—	—			—
	1/1/2021	75,000	150,000	525,000		—	—	—	—			—
	1/19/2021	—	—	175,500	(6)	1,049	1,747	1,747	—			270,000
	1/19/2021	—	—	—		—	—	—	1,165			180,000
	10/27/2021	—	—	—		—	—	—	30,827			4,000,000
	12/13/2021	—	—	—		—	—	—	6,501			800,000
	12/13/2021	—	—	—		4,876	9,752	14,628	—			1,200,000
Shane Trigg	1/1/2021	210,000	420,000	2,520,000		—	—	—	—			—
	1/1/2021	100,000	200,000	700,000		—	—	—	—			—
	1/19/2021	—	—	260,000	(6)	1,553	2,588	2,588	—			400,000
	12/13/2021	—	—	—		—	—	—	7,476			920,000
	12/13/2021	—	—	—		5,607	11,214	16,821	—			1,380,000
Jonathan Walker	1/1/2021	175,000	350,000	2,100,000		—	—	—	—			—
	1/1/2021	100,000	200,000	700,000		—	—	—	—			—
	1/23/2021	—	—	—		7,688	7,688	7,688	—			1,200,000
	12/13/2021	—	—	—		—	—	—	19,503			2,400,000
	12/13/2021	—	—	—		14,627	29,254	43,881	—			3,600,000
Ida Kane	1/1/2021	195,000	390,000	2,340,000		—	—	—	—			—
	1/1/2021	100,000	200,000	700,000		—	—	—	—			—
	5/18/2017	—	—	—		—	—	—	—	20,000	27.95	7,718	(7)
	2/24/2017	—	—	—		—	—	—	—	37,905	23.8	8,030	(7)
	5/20/2016	—	—	—		—	—	—	—	125,000	13.43	3,882	(7)
	5/20/2016	—	—	—		—	—	—	—	100,001	13.43	3,106	(7)
	2/29/2016	—	—	—		—	—	—	—	123,333	11.7	2,747	(7)
	2/1/2015	—	—	—		—	—	—	—	4,144	5.64	33	(7)
	2/1/2015	—	—	—		—	—	—	—	12,500	5.64	98	(7)

32	2022 Proxy Statement

Executive Compensation
(1)Amounts in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column relate to a cash incentive compensation opportunity under our STI Plan and Over Achievement Plan and the cash over achievement component of the 2021 PRSU Awards. The actual amounts paid to our named executive officers are set forth in the Summary Compensation Table above, and the calculation of the actual amounts paid is discussed more fully in the section titled "Compensation Discussion and Analysis - Short-Term Cash Incentive Plan."
(2)Table does not include the 2018 Long-Term Awards granted to Mr. Randall and Ms. Kane, as amounts that may be earned under such awards are based on assumptions and estimates are subject to uncertainties and may fluctuate significantly. Please refer to the section titled "Compensation Discussion and Analysis - Long-Term Executive Cash Incentive Plans" for more information.
(3)Represents PRSU Awards granted to Messrs. Mazza, Trigg and Walker, as well as Ms. Goon. Please refer to the section titled "Compensation Discussion and Analysis - Long-Term Equity Incentive Plan" for more information.
(4)Represents time based restricted stock unit awards granted to Messrs. Mazza, Trigg and Walker, as well as Ms. Goon. Please refer to the section titled "Compensation Discussion and Analysis - Long-Term Equity Incentive Plan" for more information.
(5)Amounts shown in this column do not necessarily reflect the actual value received or to be received by our named executive officers. Instead, these amounts reflect the total grant date fair market value of the time-based restricted stock unit awards or PRSU Awards, as applicable. As required by SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 2 of the notes to our consolidated financial statements included in our 2021 Annual Report. With respect to the PRSU Awards, amounts are based on the probable outcome of the applicable performance conditions, which is target level performance, calculated in accordance with ASC 718.
(6)The PRSU awards granted to Messrs. Mazza and Trigg and Ms. Goon also include a cash over-achievement component upon achievement of greater than 100% of the applicable performance metrics. Please refer to the section titled "Compensation Discussion and Analysis - Long Term Equity Incentive Plan" for more information.
(7)Amounts shown in the Grant Date Value of Stock and Option Awards column for Ms. Kane represent the aggregate incremental fair value of Ms. Kane's vested options at the time of her separation from the Company, as a result of the extension of the post-termination exercise window of such options, computed as of the modification date in accordance with ASC 718.

33	2022 Proxy Statement

Executive Compensation
Outstanding Equity Awards at Fiscal Year End
The following table sets forth information about the outstanding equity awards held by each of our named executive officers as of December 31, 2021:

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares That Have Not Vested ($)(1)
Jason Randall	5/18/2017	20,000	—	—	27.95	5/17/2027		—		—	—		—
	2/24/2017	38,280	—	—	23.80	2/23/2027		—		—	—		—
	5/20/2016	100,000	—	—	13.43	5/19/2026		—		—	—		—
	5/20/2016	80,001	—	—	13.43	5/19/2026		—		—	—		—
	2/29/2016	98,666	—	—	11.70	2/28/2026		—		—	—		—
	12/3/2014	29,297	—	—	4.92	12/2/2024		—		—	—		—
	12/3/2014	25,000	—	—	4.92	12/2/2024		—		—	—		—
Fay Sien Goon	12/13/2021	—	—	—	—	—		—		—	14,627	(2)	1,770,745
	12/13/2021	—	—	—	—	—		9,752	(3)	1,180,577	—		—
	10/18/2021	—	—	—	—	—		45,541	(4)	5,513,193	—		—
	10/18/2021	—	—	—	—	—		4,555	(5)	551,428	—		—
	10/18/2021	—	—	—	—	—		—		—	18,217	(6)	2,205,350
Matt Mazza	12/13/2021	—	—	—	—	—		—		—	9,752	(2)	1,180,577
	12/13/2021	—	—	—	—	—		6,501	(3)	787,011	—		—
	10/27/2021	—	—	—	—	—		30,827	(7)	3,731,917	—		—
	1/19/2021	—	—	—	—	—		—		—	1,747	(6)	211,492
	1/19/2021	—	—	—	—	—		1,165	(8)	141,035	—		—
	12/17/2019	—	—	—	—	—		—		—	1,398	(9)	169,242
	11/15/2019	—	—	—	—	—		3,675	(10)	444,896	—		—
Shane Trigg	12/13/2021	—	—	—	—	—		—		—	11,214	(2)	1,357,567
	12/13/2021	—	—	—	—	—		7,476	(3)	905,045	—		—
	1/19/2021	—	—	—	—	—		—		—	2,588	(6)	313,303
	4/13/2020	—	—	—	—	—		25,178	(11)	3,048,049	—		—
	4/13/2020	—	—	—	—	—		—		—	4,197	(9)	508,089
Jonathan Walker	12/13/2021	—	—	—	—	—		—		—	29,254	(2)	3,541,489
	12/13/2021	—	—	—	—	—		19,503	(3)	2,361,033	—		—
	12/17/2019	—	—	—	—	—		2,796	(12)	338,484	—		—
	5/20/2016	10,001	—	—	13.43	5/19/2026		—		—	—		—
	5/20/2016	288	—	—	13.43	5/19/2026		—		—	—		—
	2/29/2016	12,333	—	—	11.70	2/28/2026		—		—	—		—
	12/3/2014	14,425	—	—	4.92	12/2/2024		—		—	—		—
	12/3/2014	12,500	—	—	4.92	12/2/2024		—		—	—		—
Ida Kane	5/18/2017	20,000	—	—	27.95	1/6/2023	(13)	—		—	—		—
	2/24/2017	37,905	—	—	23.80	1/6/2023	(13)	—		—	—		—
	5/20/2016	125,000	—	—	13.43	1/6/2023	(13)	—		—	—		—
	5/20/2016	100,001	—	—	13.43	1/6/2023	(13)	—		—	—		—
(1)The amount in this column was calculated based on the closing price of our Class A Common Stock as of December 31, 2021, which was $121.06.
(2)This amount represents a PRSU Award of our Class A Common Stock granted pursuant to the 2015 Plan. This award vests over three-years based on the achievement of pre-established financial metrics with a December 31, 2022 measurement date and is reflected in the table at the 100% performance level, subject to the executive's continued employment through the applicable vesting date.
(3)This amount represents a time-based restricted stock unit award of our Class A Common Stock granted pursuant to the 2015 Plan. This award vests over four years in equal quarterly installments, commencing on May 10, 2022, subject to the executive's continued employment through the applicable vesting date.
(4)This amount represents a time-based restricted stock unit award of our Class A Common Stock granted pursuant to the 2015 Plan. This award vests over five years in equal annual installments, commencing on November 10, 2022, subject to the executive's continued employment through the applicable vesting date.
(5)This amount represents a time-based restricted stock unit award of our Class A Common Stock granted pursuant to the 2015 Plan. This award vests over four years in equal annual installments, commencing on November 10, 2022, subject to the executive's continued employment through the applicable vesting date.

34	2022 Proxy Statement

Executive Compensation
(6)This amount represents a PRSU Award of our Class A Common Stock granted pursuant to the 2015 Plan. This award vests based on the achievement of pre-established financial metrics with a December 31, 2023 measurement date and is reflected in the table at the 100% performance level, subject to the executive's continued employment through the applicable vesting date.
(7)This amount represents a time-based restricted stock unit award of our Class A Common Stock granted pursuant to the 2015 Plan. This award vests over four years in equal annual installments, commencing on November 10, 2022, subject to the executive's continued employment through the applicable vesting date.
(8)This amount represents a time-based restricted stock unit award of our Class A Common Stock granted pursuant to the 2015 Plan. This award vests over four years in equal annual installments, commencing on February 10, 2021, subject to the executive's continued employment through the applicable vesting date.
(9)This amount represents a PRSU Award of our Class A Common Stock granted pursuant to the 2015 Plan. This award vests based on the achievement of pre-established financial metrics with a December 31, 2022 measurement date and is reflected in the table at the 100% performance level, subject to the executive's continued employment through the applicable vesting date.
(10)This amount represents a time-based restricted stock unit award of our Class A Common Stock granted pursuant to the 2015 Plan. This award vests over four years in equal annual installments, commencing on December 10, 2020, subject to the executive's continued employment through the applicable vesting date.
(11)This amount represents a time-based restricted stock unit award of our Class A Common Stock granted pursuant to the 2015 Plan. This award vests over five years in equal annual installments, commencing on May 10, 2020, subject to the executive's continued employment through the applicable vesting date.
(12)This amount represents a time-based restricted stock unit award of our Class A Common Stock granted pursuant to the 2015 Plan. This award vests over four years in equal annual installments, commencing on January 10, 2020, subject to the executive's continued employment through the applicable vesting date.
(13)Expiration dates for Ms. Kane represent the extension of the post-termination exercise window of such vested options held by Ms. Kane at the time of her separation from the Company.

35	2022 Proxy Statement

Executive Compensation
Option Exercises and Stock Vested
The following table provides information regarding options exercised and stock awards vested for our NEOs during fiscal year 2021, including the number of shares acquired upon exercise or vesting and the value realized as determined based on applicable SEC rules.

	Option Awards		Equity Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jason Randall	8,203	961,228	—	—
Fay Sien Goon	—	—	—	—
Matt Mazza	—	—	4,619	680,431
Shane Trigg	—	—	8,394	1,146,009
Jonathan Walker	10,001	1,171,286	8,620(3)	1,030,041
Ida Kane	224,273	27,193,230	—	—
(1)The value realized upon exercise of an option is the difference between the fair market value of the shares of the common stock received upon the exercise, valued on the exercise date, and the exercise price paid.
(2)The value realized upon vesting of restricted stock units is the fair market value of the underlying shares of the common stock, valued on the vesting date.
(3)This amount includes 7,688 shares earned under the Walker Award. Please refer to the section titled "Performance-Based Restricted Stock Unit Awards" for more information.
Potential Payments upon Termination or Change in Control
Our obligations to make certain payments to our named executive officers in connection with a change in control or termination are discussed in the sections titled "Compensation Discussion and Analysis - Change in Control Provisions" and "Compensation Discussion and Analysis - Employment Agreements and Similar Arrangements." If we had undergone a change in control as of December 31, 2021, Mr. Randall would have been entitled to receive a one-time cash payment of $4,000,000, payable by our Company. If we had terminated Ms. Goon without “cause” or Ms. Goon has resigned for “good reason” on December 31, 2021, she would be entitled to a severance payment equal to $557,960. In addition, Ms. Goon's outstanding equity awards would accelerate as described in the section titled "Compensation Discussion and Analysis - Employment Agreements and Similar Arrangements." None of our other named executive officers are entitled to receive any payments upon a change in control, except those related to the acceleration of their outstanding equity awards, which acceleration would occur on the same terms as applicable to all employees holding equity awards under our 2007 Plan (as defined below in the section titled "Equity Compensation Plan Information") and 2015 Plan.
CEO Pay Ratio
The following table presents (i) our median employee's fiscal year 2021 total compensation, (ii) the fiscal year 2021 total compensation of Mr. Randall, our CEO, and (iii) the ratio between the two. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

CEO annual total compensation	$1,461,382
Median employee annual total compensation	$112,319
Ratio of CEO to median employee compensation	13:1
We used the same median employee for fiscal year 2021 as for fiscal years 2019 and 2020 in our pay ratio calculation because there were no changes in our employee population or employee compensation arrangements in fiscal year 2021 that we reasonably believe would result in a significant change to our pay ratio disclosure.
In 2019, our median employee was determined based on total compensation (annualized base salary, equity-based compensation reflecting grant date fair value, and cash incentive compensation paid, where applicable), derived from our payroll and stock administration systems for our entire employee population, excluding our CEO, for the twelve months ending December 31, 2019.
The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

36	2022 Proxy Statement

Equity Compensation Plan Information
Our Board and stockholders previously adopted the 2015 Plan, our Employee Stock Purchase Plan (the "ESPP"), and the 2007 Stock Incentive Plan, or the 2007 Plan. Our Board and stockholders adopted the ESPP in June 2015. However, as of December 31, 2021, the ESPP had not been implemented, and it is not expected to be implemented during 2022. Our Board and stockholders adopted the 2007 Plan in February 2007, and the 2007 Plan expired by its terms in February 2017.
We expect to continue to issue equity awards pursuant to our 2015 Plan, a summary of which is set forth below.
2015 Stock Incentive Plan
Plan Approval. Our Board and stockholders adopted the 2015 Plan in June 2015.
Authorized Shares. We originally reserved an aggregate of 2,000,000 shares of our Class A Common Stock for issuance under the 2015 Plan. The number of shares reserved for issuance will increase automatically on January 1 of each calendar year beginning in 2016 and continuing through 2025 by the lesser of (i) the number of shares of our Class A Common Stock subject to awards granted under the 2015 Plan during the preceding calendar year, or (ii) the number of shares of our Class A Common Stock determined by our Board. The number of shares of our Class A Common Stock is also subject to adjustment in the event of a recapitalization, stock split, reclassification, stock dividend or other change in our capitalization. As of January 1, 2022, 2,000,000 shares of our Class A Common Stock were reserved for issuance under the 2015 Plan. In addition, the following shares of our Class A Common Stock will be available for grant and issuance under the 2015 Plan:
▪shares subject to stock options or stock appreciation rights ("SARs") granted under the 2015 Plan that cease to be subject to the stock option or SAR for any reason other than exercise of the stock option or SAR;
▪shares subject to awards granted under the 2015 Plan that are subsequently forfeited or repurchased by us at the original issue price;
▪shares subject to awards granted under the 2015 Plan that otherwise terminate without shares being issued;
▪shares surrendered, canceled, or exchanged for cash or a different award (or combination thereof); and
▪shares subject to awards under the 2015 Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to any award.
Plan Administration. The 2015 Plan will be administered by our Compensation Committee, all of the members of which are independent directors under the applicable NASDAQ listing standards, or by our Board acting in place of our Compensation Committee. Our Compensation Committee will have the authority to construe and interpret the 2015 Plan, grant awards and make all other determinations necessary or advisable for the administration of the 2015 Plan.
Awards and Eligible Participants. The 2015 Plan authorizes the award of stock options, SARs, restricted stock awards or restricted stock units, performance awards and stock bonuses. The 2015 Plan provides for the grant of awards to our employees, directors, consultants and independent contractors, subject to certain exceptions. No person will be eligible to receive more than 500,000 shares of our Class A Common Stock under the 2015 Plan in any calendar year other than a new employee, who will be eligible to receive no more than 750,000 shares of our Class A Common Stock under the 2015 Plan in the calendar year in which the employee commences employment.
Stock Options. The 2015 Plan permits us to grant incentive stock options and non-qualified stock options. The exercise price of stock options will be determined by our Compensation Committee, and may not be less than 100% of the fair market value of our Class A Common Stock on the date of grant, subject to certain exceptions. Our Compensation Committee has the authority to reprice any outstanding stock option (by reducing the exercise price, or canceling the stock option in exchange for cash or another equity award) under the 2015 Plan without the approval of our stockholders. Stock options may vest based on the passage of time or the achievement of performance conditions in the discretion of our Compensation Committee. Our Compensation Committee may provide for stock options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. The maximum term of stock options granted under the 2015 Plan is 10 years.
Stock Appreciation Rights. SARs provide for a payment to the holder, in cash or shares of our Class A Common Stock, based upon the difference between the fair market value of our Class A Common Stock on the date of exercise and the stated exercise price on the date of grant, up to a maximum amount of cash or number of shares. SARs may vest based on the passage of time or the achievement of performance conditions in the discretion of our Compensation Committee. Our Compensation Committee has the authority to reprice any outstanding SAR (by reducing the exercise price, or canceling the SAR in exchange for cash or another equity award) under the 2015 Plan without the approval of our stockholders.

37	2022 Proxy Statement

Equity Compensation Plan Information
Restricted Stock Awards. A restricted stock award represents the issuance to the holder of shares of our Class A Common Stock, subject to the forfeiture of those shares due to failure to achieve certain performance conditions or termination of employment. The purchase price, if any, for the shares will be determined by our Compensation Committee. Unless otherwise determined by the administrator at the time of award, vesting will cease on the date the holder no longer provides services to us and unvested shares will be forfeited to or repurchased by us.
Restricted Stock Units. Restricted stock units represent the right on the part of the holder to receive shares of our Class A Common Stock at a specified date in the future, subject to forfeiture of that right due to failure to achieve certain performance conditions or termination of employment. If a restricted stock unit has not been forfeited, then, on the specified date, we will deliver to the holder of the restricted stock unit shares of our Class A Common Stock, cash or a combination of cash and shares of our Class A Common Stock.
Performance Awards. Performance awards cover a number of shares of our Class A Common Stock that may be settled upon achievement of performance conditions as provided in the 2015 Plan in cash or by issuance of the underlying common stock. These awards are subject to forfeiture prior to settlement due to failure to achieve certain performance conditions or termination of employment.
Stock Bonuses. Stock bonuses may be granted as additional compensation for past or future service or performance and, therefore, no payment will be required for any shares awarded under a stock bonus. Unless otherwise determined by our Compensation Committee at the time of award, vesting will cease on the date the holder no longer provides services to us and unvested shares will be forfeited to us.
Change in Control. If we are party to a merger or consolidation, sale of all or substantially all our assets or similar change-in-control transaction, outstanding awards, including any vesting provisions, may be assumed or substituted by the successor company. In the alternative, outstanding awards may be cancelled in connection with a cash payment. Outstanding awards that are not assumed, substituted or cashed out will accelerate in full and expire upon the closing of the transaction. Awards held by non-employee directors will immediately vest as to all or any portion of the shares subject to the award and will become exercisable at such times and on such conditions as our Compensation Committee determines.
Amendment; Termination. The 2015 Plan will terminate 10 years from the date our Board approved it, unless it is terminated earlier by our Board. Our Board may amend, suspend or terminate the 2015 Plan at any time, subject to compliance with applicable law and certain limitations.

Summary of Equity Compensation Plans
The following table sets forth information regarding our stock incentive plans as of December 31, 2021:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and RSUs		Weighted-Average Exercise Price of Outstanding Options(1) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(2)	1,683,902	(3)	13.15	2,075,767	(4)
Equity compensation plans not approved by stockholders	—		—	—
Total	1,683,902		13.15	2,075,767
(1)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options to purchase shares of our common stock. It does not reflect the shares of our common stock that will be issued upon the vesting of outstanding restricted stock units, which have no exercise price.
(2)These plans consist of the 2007 Plan, the 2015 Plan and the ESPP.
(3)Includes 110,736 shares of Class B Common Stock subject to outstanding awards granted under the 2007 Plan, all of which were outstanding options, and 1,573,166 shares of Class A Common Stock subject to outstanding awards granted under the 2015 Plan, of which 735,594 were outstanding options and 837,572 were outstanding restricted stock units.
(4)Includes 1,575,767 shares of Class A Common Stock available for issuance under the 2015 Plan and 500,000 shares of Class A Common Stock available for issuance under the ESPP. The number of shares available for issuance under the 2015 Plan increases automatically on January 1st of each year during the term of the 2015 Plan by an amount equal to the number of shares granted under the 2015 Plan during the preceding year or such lesser number that is approved by our Board. Accordingly, effective as of January 1, 2021, the aggregate number of shares available for issuance under the 2015 Plan was 2,046,411 shares. In addition, the number of shares available for issuance under the ESPP increases automatically on January 1st of each year during the term of the ESPP by an amount equal to the number of shares issued or transferred pursuant to rights granted under the ESPP during the preceding year or such lesser number that is approved by our Board. No shares have been issued or transferred pursuant to rights granted under the ESPP and as a result, the number of shares available for issuance under the ESPP did not increase as of January 1, 2021.

38	2022 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our Class A Common Stock and Class B Common Stock as of March 31, 2022, except as noted in the footnotes below, for:
▪each of our named executive officers;
▪each of our directors;
▪all of our executive officers and directors as a group; and
▪each stockholder known by us to be the beneficial owner of more than 5% of outstanding shares of our Class A Common Stock or Class B Common Stock.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to us and information filed with the SEC, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Class A Common Stock or Class B Common Stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 20,022,737 shares of Class A Common Stock and 14,836,256 shares of Class B Common Stock outstanding at March 31, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and restricted stock units held by that person or entity that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of March 31, 2022. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California, 93117.

39	2022 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

	Shares Beneficially Owned
	Class A		Class B		% of Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Ashe Capital Management, LP(2)	1,975,577	9.9%	—	*	1.2%
BlackRock, Inc.(3)	1,249,161	6.2%	—	*	*
Brown Capital Management, LLC(4)	3,293,679	16.4%	—	*	2.0%
Capital Research Global Investors(5)	1,001,577	5.0%	—	*	*
Maurice Duca(6)(7)(8)	330,064	1.6%	6,532,996	44.0%	39.0%
Entities affiliated with IGSB(8)	13,072	*	—	*	*
Entities affiliated with Oberndorf Enterprises LLC(9)	66,890	*	—	*	*
The Vanguard Group(10)	1,700,290	8.5%	—	*	*
Directors and Named Executive Officers:
Timothy Bliss(8)(11)	13,072	*	1,536,531	10.4%	9.1%
Andreas von Blottnitz(12)	2,971	*	491,950	3.3%	2.6%
Agnes Bundy Scanlan (13)	2,795	*	—	*	*
Fay Sien Goon(14)	59,848	*	—	*	*
Janet Kerr(15)	17,048	*	—	*	*
Matt Mazza(16)	43,036	*	—	*	*
Jason Randall(17)	336,947	1.7%	74,297	*	*
William Rauth(8)(18)	121,931	*	82,104	*	*
Klaus Schauser(19)	200,000	1.0%	3,874,585	26.1%	23.1%
William Shane Trigg(20)	47,819	*	—	*	*
Jonathan Walker(21)	644,690	3.2%	34,119	*	*
Winifred Webb(22)	4,177	*	—	*	*
Alex Wolf(23)	175,724	*	—	*	*
All executive officers and directors as a group (13 people)(24)	1,656,986	8.3%	6,093,586	41.1%	37.2%
* Represents beneficial ownership of less than one percent.
(1)Percentage of total voting power represents voting power with respect to all shares of Class A Common Stock and Class B Common Stock, as a single class. The holders of shares of our Class B Common Stock are entitled to ten votes per share, and holders of shares of our Class A Common Stock are entitled to one vote per share. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one share of Class A Common Stock.
(2)This information is based solely on Amendment No. 7 to Schedule 13G filed on February 10, 2022. The 1,975,577 shares of Class A Common Stock are held in funds under the management and control of Ashe Capital Management L.P. Ashe Capital Management L.P. possesses sole voting and dispositive power over the shares and therefore the Class A Common Stock may be deemed to be beneficially owned by Ashe Capital Management L.P. The address for Ashe Capital Management L.P. is 530 Sylvan Ave., Suite 101, Englewood Cliffs, NJ 07632.
(3)This information is based solely on Amendment No. 3 to Schedule 13G filed on February 3, 2022. The 1,249,161 shares of Class A Common Stock consist of (i) 1,232,985 shares with respect to which BlackRock, Inc. possesses sole power to vote and (ii) 1,249,161 shares with respect to which BlackRock, Inc. possesses sole dispositive power. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)This information is based solely on Amendment No. 5 to Schedule 13G filed on February 14, 2022. The 3,293,679 shares of Class A Common Stock consists of (i) 2,131,325 shares of which Brown Capital Management, LLC possesses sole power to vote and (ii) 3,293,679 shares of which Brown Capital Management, LLC possesses sole dispositive power. The address for Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.
(5)This information is based solely on Amendment No. 2 to Schedule 13G filed on February 14, 2022, and consists of 1,001,577 shares of Class A Common Stock over which Capital Research Global Investors possesses sole voting and investment power. The address for Capital Research Global Investors is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.
(6)The 330,064 shares of Class A Common Stock consist of (i) 13,072 shares of Class A Common Stock held by IGSB IVP III with respect to which, as indicated in footnote (8) below, Mr. Duca disclaims beneficial ownership except to the extent of his pecuniary interest; (ii) 9,805 shares of Class A Common Stock held by a single member limited liability company with respect to which Mr. Duca possesses sole voting and investment power; (iii) 194,037 shares of Class A Common Stock with respect to which Mr. Duca is the sole trustee and who, in that capacity, possesses sole voting and investment power; (iv) 78,397 shares of Class A Common Stock to which Mr. Duca possesses sole voting and investment power; and (v) 34,753 shares of Class A Common Stock to which Mr. Duca may be deemed to share, but as to which Mr. Duca disclaims, beneficial ownership.
(7)The 6,532,996 shares of Class B Common Stock consist of (i) 3,947,398 shares of Class B Common Stock with respect to which Mr. Duca possesses sole voting and investment power; (ii) 29,595 shares of Class B Common Stock held by two single member limited liability companies with respect to which Mr. Duca possesses sole voting and investment power; (iii) 2,536,153 shares of Class B Common Stock of which Mr. Duca is the sole trustee and who, in that capacity, possesses sole voting and investment power; and (iv) 19,850 shares of Class B Common Stock with respect to which Mr. Duca may be deemed to share (but as to which Mr. Duca disclaims) beneficial ownership. The address for Mr. Duca is P.O. Box 5609, Santa Barbara, CA 93150.

40	2022 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
(8)The 13,072 shares of Class A Common Stock are held by IGSB IVP III. Investment Group of Santa Barbara, or IGSB, is the sole manager of IGSB IVP III. Messrs. Timothy K. Bliss, Maurice J. Duca and William R. Rauth are the managing members of IGSB and, in those capacities, may be deemed to share voting and dispositive power over, and, therefore, may be deemed to share beneficial ownership of the 13,072 shares of Class A Common Stock. However, decisions regarding the voting, disposition and conversion of the Class A Common Stock that are owned by IGSB IVP III require the unanimous approval of Messrs. Bliss, Duca and Rauth. As a result, each of them disclaims beneficial ownership of those Class A Common Stock except to the extent of any pecuniary interests they may have therein. The address for each of the entities affiliated with IGSB is P.O. Box 5609, Santa Barbara, CA 93150.
(9)This information is based solely on Amendment No. 5 to Schedule 13G filed on June 23, 2021. The 66,890 shares of Class A Common Stock consists of (i) 50,000 shares of Class A Common Stock held by Oberndorf Investments LLC with respect to which Oberndorf Investments LLC has sole voting and dispositive power, (ii) 10,700 shares of Class A Common Stock held by Peter C. Oberndorf with respect to which Peter C. Oberndorf has shared voting and dispositive power, (iii) 850 shares of Class A Common Stock held by Peter C. Oberndorf with respect to which Peter C. Oberndorf has shared voting and dispositive power, (iv) 6,160 shares of Class A Common Stock held by William Oberndorf with respect to which William Oberndorf has shared voting and dispositive power, and (v) 30 shares of Class A Common Stock held by Caroline G. Oberndorf with respect to which Caroline G. Oberndorf has shared voting and dispositive power. Of these shares, 66,890 shares of Class A Common Stock may be deemed to be beneficially owned by William E. Oberndorf solely in his capacity as the sole controlling person of Oberndorf Investments LLC; 10,700 shares of Class A Common Stock may be deemed to be beneficially owned by William E. Oberndorf solely in his capacity as an authorized signatory for the account of Peter C. Oberndorf; 6,160 shares of Class A Common Stock may be deemed to be beneficially owned by William E. Oberndorf solely in his capacity as an authorized signatory for the account of William Oberndorf; and 30 Class A common shares may be deemed to be beneficially owned by William E. Oberndorf solely in his capacity as an authorized signatory for the account of Caroline G. Oberndorf. The address for the entities affiliated with Oberndorf Enterprises LLC is 615 Front Street, San Francisco, CA, 94111.
(10)This information is based solely on Amendment No. 5 to Schedule 13G filed on February 9, 2022. The 1,700,290 shares of Class A Common Stock consist of (i) 35,850 shares with respect to which The Vanguard Group possess shared power to vote, (ii) 1,648,309 shares with respect to which The Vanguard Group possesses sole dispositive power, and (iii) 51,981 shares with respect to which The Vanguard Group possesses shared dispositive power. The address for the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(11)The 13,072 shares of Class A Common Stock are held by IGSB IVP III with respect to which, as indicated in footnote (8) above, Mr. Bliss disclaims beneficial ownership except to the extent of his pecuniary interest. Mr. Bliss possesses sole voting and investment power with respect to the 1,413,699 shares of Class B Common Stock and Mr. Bliss' spouse possesses sole voting and investment power with respect to 122,832 shares of Class B Common Stock. The address for Mr. Bliss is P.O. Box 5609, Santa Barbara, CA 93150.
(12)Consists of (i) 491,950 shares of Class B Common Stock and (ii) 2,971 shares of Class A Common Stock. The 491,950 shares of Class B Common Stock consists of 429,450 shares of Class B Common Stock held by Oceanlink Investments Limited, which is managed by a Board of Directors that currently possesses shared voting and dispositive power with respect to these shares. Oceanlink Trust, of which Mr. von Blottnitz is a trustee and beneficiary, holds all of the equity interests of Oceanlink Investments Limited. Mr. von Blottnitz possesses shared power to revoke Oceanlink Trust. Mr. von Blottnitz possesses sole voting and investment power with respect to the remaining 62,500 shares of Class B Common Stock. Mr. von Blottnitz also holds 2,971 shares of Class A Common Stock with respect to which Mr. von Blottnitz possesses sole voting and dispositive power and that were granted pursuant to our director compensation policy, of which 1,039 are subject to repurchase until June 28, 2022. The address for Oceanlink Investments Limited is P.O. Box 621, Le Gallais Chambers, 54 Bath Street, St. Helier, Jersey, Channel Islands JE48YD.
(13)Includes 2,795 shares of Class A Common Stock that were granted pursuant to our director compensation policy, of which 1,039 which are subject to repurchase until June 28, 2022.
(14)Includes 610 shares of Class A Common Stock granted to Ms. Goon that will vest within 60 days of March 31, 2022.
(15)Includes 17,048 shares of Class A Common Stock that were granted pursuant to our director compensation policy, of which 1,039 shares are subject to repurchase until June 28, 2022.
(16)Includes 406 shares of Class A Common Stock granted to Mr. Mazza that will vest within 60 days of March 31, 2022.
(17)Includes 336,947 shares of Class A Common Stock and 54,297 shares of Class B Common Stock underlying options granted to Mr. Randall that are exercisable within 60 days of March 31, 2022.
(18)The 121,931 shares of Class A Common Stock consists of (i) 13,072 shares of Class A Common Stock held by IGSB IVP III with respect to which, as indicated in footnote (8) above, Mr. Rauth disclaims beneficial ownership, and (ii) 108,859 shares of Class A Common Stock with respect to which Mr. Rauth and/or his spouse possesses sole voting and investment power. Mr. Rauth and/or his spouse possess sole voting and dispositive power with respect to the 82,104 shares of Class B Common Stock. The address for Mr. Rauth is P.O. Box 5609, Santa Barbara, CA 93150.
(19)Consists of (i) 200,000 shares of Class A Common Stock held by the 1206 Family Trust dated December 13, 2002, of which Mr. Schauser and his spouse serve as co-trustees, and (ii) 3,874,585 shares of Class B Common Stock held by the 1206 Family Trust dated December 13, 2002, of which Mr. Schauser and his spouse serve as co-trustees.
(20)Includes 6,762 shares of Class A Common Stock granted to Mr. Trigg that will vest within 60 days of March 31, 2022.
(21)Includes (i) 22,622 shares of Class A Common Stock and 7,194 shares of Class B Common Stock underlying options granted to Mr. Walker that will be exercisable within 60 days of March 31, 2022, (ii) 1,219 shares of Class A Common Stock granted to Mr. Walker that will vest within 60 days of March 31, 2022, and (iii) 571,802 shares of Class A Common Stock pledged as collateral to secure personal indebtedness pursuant to an exception to the Company's insider trading policy granted by the Chief Legal Officer.
(22)Includes 4,177 shares of Class A Common Stock that were granted pursuant to our director compensation policy, of which 1,039 are subject to repurchase until June 28, 2022.
(23)The 175,724 shares of Class A Common Stock consist of (i) 165,724 shares of Class A Common Stock with respect to which Mr. Wolf possesses sole voting and investment power and (ii) 10,000 shares of Class A common stock with respect to which Mr. Wolf may be deemed to share voting and dispositive power. However, Mr. Wolf disclaims beneficial ownership of these 10,000 shares except to the extent of any pecuniary interest he may have therein. The address for Mr. Wolf is P.O. Box 5609, Santa Barbara, CA 93150.
(24)Includes (i) 4,156 and shares of Class A Common Stock that are subject to repurchase until June 28, 2022, (ii) 359,569 shares of Class A Common Stock and 81,221 Class B Common Stock underlying options that will be exercisable within 60 days of March 31, 2022, and (iii) 8,997 shares of Class A Common stock that will be vested within 60 days of March 31, 2022.

41	2022 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management
Delinquent Section 16(a) Reports
Section 16 of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Class A Common Stock or Class B Common Stock, whom we collectively refer to as our "reporting persons," to report to the SEC on a timely basis their initiation status as a reporting person and any changes in their respective beneficial ownership of our registered equity securities.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our reporting persons, we believe that during 2021 and through April 28, 2022, all of our reporting persons complied with all applicable SEC filing requirements under Section 16 of the Exchange, except that Mr. Wolf filed a Form 3, in connection with Mr. Wolf's election to the Board, on January 27, 2022 that was due to be reported on January 24, 2022.

42	2022 Proxy Statement

Related Party Transactions
Certain Relationships and Transactions
Other than the transactions discussed below, and the various compensation arrangements described in the section titled “Compensation Discussion and Analysis,” since January 1, 2021, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of Class A Common Stock or Class B Common Stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.
Amended and Restated Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement that provides, among other things, certain stockholders, including certain of our executive officers, directors and principal stockholders, with demand registration rights, piggyback registration rights, and Form S-3 registration rights. All registration rights will terminate on the earlier of (i) the date that is five years after our IPO, or (ii) as to any stockholder, the first date after our IPO on which such stockholder is able to dispose of all of its registrable securities without restriction under Rule 144.
Limitation of Liability and Indemnification of Directors and Officers
Our Governing Documents provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each of our directors and executive officers against liabilities that may arise by reason of their status or service as directors or executive officers, so long as he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. These indemnification agreements may require us to pay, and in some instances advance, certain expenses, damages and other payments incurred by our directors and executive officers. The indemnification agreements require us, to the extent that we maintain an insurance policy or policies providing liability insurance for our directors or executive officers, to cover such person by such policy or policies to the maximum extent available. We have obtained insurance policies under which, subject to the limitations of the polices, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law. Certain of our non-employee directors may, through their relationship with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board.
Employment Arrangement with Immediate Family Members of Directors and Senior Executives
We have employed in our research and development organization an immediate family member of a director since May 2013. Their base salary, which is approximately $210,000, along with their stock-based and other compensation, is commensurate with other similarly situated employees with similar skills and experience.
We have also employed in our corporate support organization an immediate family member of an executive officer since September 2018. Their base salary, which is approximately $260,000, along with their stock-based and other compensation, is commensurate with other similarly situated employees with similar skills and experience.
Policies and Procedures for Approval of Related Party Transactions
We have adopted a related party transaction policy. Pursuant to this policy, the Chairperson of our Audit Committee is charged with primary responsibility for determining whether, based on the particular facts and circumstances, a related person (as defined in the policy) has a direct or indirect material interest in a proposed or existing transaction involving us. Any director, officer or other employee who becomes aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest is required to disclose the matter promptly to the Chairperson of our Audit Committee. To assist the Chairperson of our Audit Committee in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, the Chairperson of our Audit Committee determines that the related person would have a direct or indirect material interest in the transaction, he or she must present the transaction to our Audit Committee for review. Our Audit Committee must then either approve or reject the transaction in accordance with the terms of the policy and may only approve of the transaction if the audit committee determines that, based on all of the information presented, the related party transaction is not inconsistent with the best interests of AppFolio as a whole.

43	2022 Proxy Statement

Additional Information
Procedures for Submitting Stockholder Proposals
Requirements for Stockholder Proposals to be Brought Before Future Annual Meetings
Our Governing Documents provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must provide us with written notice no earlier than 75 days and no later than 45 days prior to the first anniversary of the date that our proxy materials relating to the preceding year’s annual meeting of stockholders (or a notice of availability of proxy materials, if earlier) were first mailed. As a result, stockholder proposals must be received by us no earlier than February 12, 2023, and no later than March 14, 2023, to be considered at our 2023 annual meeting of stockholders. In the event the date of our 2023 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of our 2022 annual meeting of stockholders, notice must be delivered not earlier than the close of business on the 120th day prior to the date of our 2023 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the date of our 2023 annual meeting of stockholders or (ii) the 10th day following the day on which public announcement of the date of our 2023 annual meeting of stockholders is first made. Such notice must be provided to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Legal Officer. Our Governing Documents specify certain additional requirements regarding the form and content of such notice.
Requirements for Stockholder Proposals to be Considered for Inclusion in Our Future Proxy Materials
In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our future proxy materials must comply with Rule 14a-8 under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2023 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 29, 2022. Such proposals must be provided to AppFolio, Inc., 50 Castilian Drive, Santa Barbara, California 93117, Attn: Chief Legal Officer.
Other Business
Our Board does not presently know of any other business, other than that described in this Proxy Statement, that will be presented for consideration by our stockholders at the Annual Meeting. However, if any other business is properly brought before the Annual Meeting, or at any adjournment or postponement thereof, it is intended that the shares of our Class A Common Stock and Class B Common Stock represented by proxies will be voted in respect thereof in accordance with the judgment of the persons named as proxies.
Annual Report
A COPY OF OUR 2021 ANNUAL REPORT, AS WELL AS THIS PROXY STATEMENT, HAS BEEN POSTED ON THE INTERNET, EACH OF WHICH IS ACCESSIBLE BY FOLLOWING THE INSTRUCTIONS IN THIS PROXY STATEMENT AND THE NOTICE. WE WILL PROVIDE, WITHOUT CHARGE, UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER ON THE RECORD DATE (INCLUDING BENEFICIAL OWNERS HOLDING SHARES IN "STREET NAME"), A COPY OF OUR 2021 ANNUAL REPORT. STOCKHOLDERS SHOULD DIRECT SUCH REQUESTS TO APPFOLIO, INC., 50 CASTILIAN DRIVE, SANTA BARBARA, CALIFORNIA 93117, ATTN: CHIEF LEGAL OFFICER, OR BY EMAIL TO STOCKHOLDERQUESTIONS@APPFOLIO.COM.

44	2022 Proxy Statement

appfolio

APPFOLIO, INC.
50 CASTILIAN DRIVE
SANTA BARBARA, CA 93117

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the Annual Meeting. You will need the 16-digit control number, printed below, in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Annual Meeting - Go to **www.virtualshareholdermeeting.com/APPF2022**
You may attend the Annual Meeting virtually via the Internet and vote during the meeting. You will need the 16-digit control number, printed below, to attend and vote at the Annual Meeting.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the Annual Meeting. You will need the 16-digit control number, printed below, in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the following director nominees:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Class I Directors

Nominees

01) Andreas von Blottnitz   02) Agnes Bundy Scanlan   03) Janet Kerr

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the Annual Meeting, or at any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000564262_1 R1.0.0.24

45	2022 Proxy Statement

appfolio

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and our 2021 Annual Report on Form 10-K are available at www.proxyvote.com

APPFOLIO, INC.
2022 Annual Meeting of Stockholders
June 10, 2022, 9:00 AM Pacific Daylight Time
This proxy is solicited by the Board of Directors of AppFolio, Inc.

The stockholder(s) hereby appoint(s) Jason Randall and Fay Sien Goon, or either of them individually, as proxies, each with the full legal power to appoint his or her substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of AppFolio, Inc. that the stockholder(s) is/are entitled to vote at the 2022 Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Daylight Time on June 10, 2022, virtually via the Internet at www.virtualshareholdermeeting.com/APPF2022, or at any adjournment or postponement thereof.

This proxy card, when properly executed, will be voted in the manner directed herein. If no such direction is made, but the proxy card is signed, this proxy card will be voted in accordance with the Board of Directors' recommendations.

0000564262_2 R1.0.0.24

Continued and to be signed on reverse side

46	2022 Proxy Statement